     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 28, 1999

                                                      REGISTRATION NO. 333-78337
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 5
                                       TO
                                   FORM SB-2


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                PERFICIENT, INC.

                 (Name of Small Business Issuer in Its Charter)

                DELAWARE                                    7371                                   74-2853258
    (State or other jurisdiction of             (Primary Standard Industrial        (I.R.S. Employer Identification Number)
     incorporation or organization)             Classification Code Number)

                7600-B NORTH CAPITAL OF TEXAS HIGHWAY, SUITE 220
                              AUSTIN, TEXAS 78731
                                 (512) 306-7337
(Address and telephone number of principal executive offices and principal place of business)

                         ------------------------------

                                JOHN T. MCDONALD
                            CHIEF EXECUTIVE OFFICER
                                PERFICIENT, INC.
                7600-B NORTH CAPITAL OF TEXAS HIGHWAY, SUITE 220
                              AUSTIN, TEXAS 78731
                                 (512) 306-7337

           (Name, address and telephone number of agent for service)

                         ------------------------------

                                   COPIES TO:

                      J. MATTHEW LYONS                                             JEFFREY A. BAUMEL
                     PHILIP W. RUSSELL                              GIBBONS, DEL DEO, DOLAN, GRIFFINGER & VECCHIONE
              BROBECK, PHLEGER & HARRISON LLP                                  A PROFESSIONAL CORPORATION
              301 CONGRESS AVENUE, SUITE 1200                                     125 WEST 55TH STREET
                    AUSTIN, TEXAS 78701                                      NEW YORK, NEW YORK 10019-5368
                   PHONE: (512) 477-5495                                         PHONE: (212) 649-4700
                 FACSIMILE: (512) 477-5813                                     FACSIMILE: (212) 333-5980

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              DATED JULY 28, 1999


                             SUBJECT TO COMPLETION
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES, AND WE ARE NOT SOLICITING OFFERS TO BUY SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                1,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK
                               ------------------

    This is our initial public offering. We anticipate that the initial public offering price will be between $7 and $8 per share.

    We have applied to the Nasdaq SmallCap Market to list our common stock under the symbol "PRFT" and to the Boston Stock Exchange to list our common stock under the symbol "PRF".

    PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT CERTAIN FACTORS YOU SHOULD CONSIDER BEFORE BUYING ANY SHARES OF OUR COMMON STOCK.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                                              PER SHARE             TOTAL
                                                                          ------------------  ------------------
Offering price..........................................................          $                   $
Underwriting discount...................................................          $                   $
Proceeds, before expenses, to Perficient, Inc. .........................          $                   $

    We granted the underwriters a 45-day option to purchase up to 150,000 additional shares to cover over-allotments at the initial public offering price less the underwriting discount.

    The shares will be ready for delivery in New York, New York on or about
            , 1999.

                            ------------------------

                        GILFORD SECURITIES INCORPORATED

                      Prospectus dated             , 1999.

                                    SUMMARY

    YOU SHOULD READ THIS SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION, INCLUDING OUR FINANCIAL STATEMENTS AND RELATED NOTES, APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                   PERFICIENT


    We provide virtual professional services organizations to Internet software companies.


                               HOW TO CONTACT US

    Our principal executive offices are located at 7600-B North Capital of Texas Highway, Suite 220, Austin, Texas 78731, and our telephone number is (512) 306-7337. Our Internet address is WWW.PERFICIENT.COM. THE INFORMATION ON OUR WEB SITE IS NOT INCORPORATED BY REFERENCE INTO, AND DOES NOT CONSTITUTE PART OF, THIS PROSPECTUS.

                                   TRADEMARKS

    The name "Perficient" and the Perficient logo are our trademarks. All other trademarks, trade names or service marks appearing in this prospectus belong to other companies.

                                  THE OFFERING

Shares offered by Perficient.........  1,000,000

Shares to be outstanding after this
  offering...........................  3,500,000

Use of proceeds......................  - Recruiting, training and equipping information technology
                                         professionals

                                       - Expanding our management and
                                         technology infrastructure

                                       - Expanding our physical facilities

                                       -Sales and marketing

                                       -Repayment of debt

                                       - Working capital and general
                                         corporate purposes, including
                                         potential acquisitions

Proposed Nasdaq SmallCap Market
  symbol.............................  "PRFT"

Proposed Boston Stock Exchange
  symbol.............................  "PRF"

    Unless we state otherwise, all information in this prospectus:

    - gives effect to a 1-for-5 reverse split of our common stock that we effected when we reincorporated in Delaware;

    - and excludes:

           - 466,334 shares issuable upon the exercise of outstanding options and warrants;

           - 237,666 shares reserved for future issuance under our 1999 Stock Option/ Stock Issuance Plan;

           - up to 100,000 shares issuable upon the exercise of the warrants that we will issue to the underwriters' representative; and

           - up to 150,000 shares issuable upon the exercise of the underwriters' over-allotment option.

                         SUMMARY FINANCIAL INFORMATION

    The following table summarizes the financial data for our business:

                                                PERIOD FROM
                                               SEPTEMBER 17,
                                                   1997
                                                (INCEPTION)
                                                  THROUGH      YEAR ENDED
                                               DECEMBER 31,   DECEMBER 31,
                                                   1997           1998
                                               -------------  -------------      THREE MONTHS ENDED
                                                                                     MARCH 31,
                                                                             --------------------------
                                                                                 1998          1999
                                                                             ------------  ------------
                                                                             (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Consulting revenues........................   $        --    $   825,800   $     38,971  $    312,323
  Operating costs and expenses:
    Cost of consulting revenues..............            --        400,977         32,433       199,130
    Selling, general and administrative......        19,081        357,014         31,561       137,860
    Stock compensation.......................            --             --             --       899,000
                                               -------------  -------------  ------------  ------------
    Total expenses...........................        19,081        757,991         63,994     1,235,990
  Income (loss) from operations..............       (19,081)        67,809        (25,023)     (923,667)
  Net income (loss)..........................       (12,069)        40,228        (15,765)     (919,332)
  Basic net income (loss) per share (1)......         (0.01)          0.02          (0.02)        (0.37)
  Shares used in computing pro forma basic
    net income (loss) per share..............     1,000,000      1,750,000      1,000,000     2,500,000

    The following table summarizes our balance sheet at March 31, 1999:

       - on an actual basis; and

       - on an as adjusted basis to reflect the sale of 1,000,000 shares of our common stock, after deducting underwriting discounts and our estimated offering expenses.

                                                                          MARCH 31, 1999
                                                                     -------------------------
                                                                       ACTUAL     AS ADJUSTED
                                                                     -----------  ------------
                                                                     (UNAUDITED)  (UNAUDITED)
BALANCE SHEET DATA:
  Working capital..................................................   $ 371,642   $  6,371,642
  Total assets.....................................................     627,585      6,627,585
  Total liabilities................................................     219,758        219,758
  Total stockholders' equity.......................................     407,827      6,407,827

------------------------

(1) See Note 3 of Notes to Financial Statements for the determination of shares used in computing basic net income (loss) per share.

                                  RISK FACTORS

    THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE SHARES OF OUR COMMON STOCK.

WE HAVE LOST MONEY DURING MOST OF THE QUARTERS DURING WHICH WE HAVE BEEN IN
  BUSINESS AND EXPECT TO LOSE MONEY IN THE FUTURE.

    We have incurred operating losses in most of the quarters during which we have been in business. We cannot assure you of any operating results and we will likely experience large variations in quarterly operating results. In future quarters, our operating results may not meet public market analysts' and investors' expectations. If that happens, the price of our common stock may fall.

    We expect to incur operating losses at least through the end of 1999 and perhaps thereafter. We plan to increase our expenditure on sales and marketing, infrastructure development, personnel and general and administrative in connection with our efforts to expand our business. As a result, we will need to generate significant revenues to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. Although our revenues have grown in recent quarters, you should not view our historical growth rates as indicative of our future revenues.

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT.

    We began our business in September 1997. We only began providing services on any significant basis in mid-1998 and primarily to only one partner. As a result, we have a limited operating history upon which you may evaluate our business and prospects. Companies in an early stage of development frequently encounter greater risks and unexpected expenses and difficulties. Our success will depend on our ability to rapidly expand the number of partners and teams of information technology professionals. However, we may not grow as planned or at all. Many of our current and potential competitors have longer operating histories, more established reputations and potential partner relationships and greater financial, technical, industry and marketing resources than we do. If we do not experience substancial growth, this would place us at a disadvantage to our competitors.

THE LOSS OF SALES TO VIGNETTE CORPORATION WOULD SERIOUSLY HARM OUR BUSINESS.

    Vignette Corporation accounted for 91% of our revenue during 1998 and 100% of our revenue during the three months ended March 31, 1999. Any termination of our relationship with Vignette would have a material adverse effect on our operating results and financial condition. Vignette only retains our services on a case-by-case basis and may choose at any time to use any other firm or to provide the services that we perform for itself. Therefore, any downturn in Vignette's business or any shift in its decisions to continue to use our services could also result in substantially reduced sales by us.

OUR PARTNERS ARE NOT OBLIGATED TO USE OUR SERVICES.

    Our contracts with our partners do not obligate them to use our services. A partner may choose at any time to use another consulting firm or to perform the services we provide through an internal services organization. Any termination of a relationship with a partner, or a partner's decision to employ other consulting firms or perform services in-house, could seriously harm our business.

WE MAY ALIGN OURSELVES WITH PARTNERS THAT FAIL.

    In selecting our partners, we seek to identify Internet software companies that we believe will develop into market leaders. However, our partners compete in new and rapidly changing markets. In certain of these markets, only a few companies will survive. If we align ourselves with companies that fail to become market leaders, our business may suffer because our partners will not have significant demand for our services. We invest substantial resources to train our information technology professionals regarding the use and features of our partners' software, and we will lose this investment if our partners fail.

WE HAVE AGREED NOT TO PERFORM SERVICES FOR COMPETITORS OF OUR PARTNERS, WHICH
  LIMITS OUR POTENTIAL MARKET.


    We have agreed with each of our partners not to perform services for their competitors. These non-compete agreements substantially reduce the number of our prospective partners. In addition, these agreements increase the importance of our partner selection process, because many of our partners compete in markets where only a limited number of companies gain significant market share. If we agree not to perform services for a particular partner's competitors and our partner fails to gain meaningful market share, we are unlikely to receive future material revenues in that particular market.


OUR SUCCESS WILL DEPEND ON RETAINING OUR SENIOR MANAGEMENT TEAM AND KEY
  TECHNICAL PERSONNEL.

    We believe that our success will depend on retaining our senior management team and key technical personnel, including our President, Bryan Menell, and our Chief Executive Officer, John T. McDonald. This dependence is particularly important in our business, because personal relationships are a critical element of obtaining and maintaining our partners. If any of these people stop working for us, our level of management, technical, marketing and sales expertise could significantly diminish. These people would be difficult to replace, and losing them could seriously harm our business. We do not currently maintain key-man insurance for Bryan Menell.

OUR QUARTERLY OPERATING RESULTS WILL BE VOLATILE AND MAY CAUSE OUR STOCK PRICE
  TO FLUCTUATE.


    Our quarterly revenue, expenses and operating results have varied significantly in the past and are likely to vary significantly in the future. Although we have limited historical financial data, we expect that we will experience seasonal fluctuations in revenues. We expect that revenues in the quarter ending December 31 will typically be lower than our other quarters because there are fewer billable days in this quarter due to vacations and holidays. This seasonal trend may materially affect our quarter-to-quarter operating results.


YEAR 2000 RISKS MAY HARM OUR BUSINESS.

    In less than 12 months, computer systems and software used by many companies will need upgrading to operate properly in the Year 2000 and beyond. Our and our partners' efforts to comply with the Year 2000 requirements may be unsuccessful, and Year 2000 compliance by our partners' end-user customers may reduce our partners' revenues and need for our services.

    We are in the early stages of conducting a survey of our partners as to the Year 2000 compliance of their software. If we implement our partners' software that is not Year 2000 compliant, we may have liability to their end-user customers. Any such litigation, regardless of merit, could result in substantial costs and a diversion of our management's attention away from the operation of our business.

    We believe that our internal systems are currently Year 2000 compliant. However, the failure of our internal systems to operate without Year 2000 complications could harm our business and require us to incur significant unanticipated expenses to remedy any problems. In addition, we are subject to external forces that might generally affect industry and commerce, such as utility company Year 2000 compliance failures and related service interruptions.

    Many current or potential end-user customers of our partners and potential partners are expending significant resources to make their current systems Year 2000 compliant. Such expenditures may reduce the funds available to purchase our partners' software and pay for our implementation services in connection with such software.

    Any of the above factors could harm our business and adversely affect our operating results.

WE FOCUS SOLELY ON COMPANIES IN THE MARKET FOR INTERNET SOFTWARE AND COULD BE
  DAMAGED BY ANY DOWNTURN IN THIS INDUSTRY.


    Our business is dependent upon continued growth in the use of the Internet to fuel the growth in the amount of Internet software sold by our partners and prospective partners and used by their end-user customers. If use of the Internet does not continue to grow, or grows more slowly than expected, our growth would decline and our business would be seriously harmed. Any downturn in the market for Internet software would harm our business, financial condition and operating results.


WE ARE, AND WILL CONTINUE TO BE, CONTROLLED BY OUR OFFICERS AND DIRECTORS, WHICH
  COULD RESULT IN OUR TAKING ACTIONS THAT OTHER STOCKHOLDERS DO NOT APPROVE.

    Our executive officers, directors and existing 5% and greater stockholders will beneficially own or control approximately 68% of the voting power of our company after this offering. After this offering, these persons, if they were to act together, would be in a position to elect and remove directors and control the outcome of most matters submitted to stockholders for a vote. Additionally, these persons would be able to significantly influence any proposed amendment to our charter, a merger proposal, a proposed sale of assets or other major corporate transaction or a non-negotiated takeover attempt. This concentration of ownership may discourage a potential acquiror from making an offer to buy us, which, in turn, could adversely affect the market price of our common stock. You should read "Management," "Principal Stockholders" and "Description of Capital Stock" for more information on control our company.

WE MAY INVEST OR SPEND THE PROCEEDS OF THIS OFFERING IN WAYS WITH WHICH YOU MAY
  NOT AGREE.

    Our management will have great discretion in determining how we use the proceeds of this offering. Furthermore, because many factors will determine our uses of the net proceeds from this offering, these uses may vary substantially from our current intentions.

PURCHASERS IN THIS OFFERING WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION OF
  APPROXIMATELY $5.67 PER SHARE, OR 75.6%.

    The initial public offering price of our common stock will be substantially higher than the book value per share of our outstanding common stock. As a result, if you purchase common stock in this offering, you will incur immediate and substantial dilution. For more information, please read "Dilution."

OUR COMMON STOCK COULD BE DELISTED FROM THE NASDAQ SMALLCAP MARKET AND THE
  BOSTON STOCK EXCHANGE, WHICH WOULD MAKE TRADING IN OUR STOCK MORE DIFFICULT.

    We have applied to the Nasdaq SmallCap Market to provide quotations for shares of our common stock and to the Boston Stock Exchange to list our shares. However, our shares could be subsequently delisted, which would force us to list our shares on the OTC Bulletin Board or some other quotation medium, such as "pink sheets," depending upon our ability to meet the specific listing requirements of those quotation systems. As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations for, the price of our shares. Delisting may also reduce the visibility, liquidity and price of our common stock.

    If our common stock is delisted from the Nasdaq SmallCap Market and does not trade on another national securities exchange, we may become subject to "penny stock" regulations that impose additional sales practice disclosure and market making requirements on broker-dealers who sell or make a market in our stock. In such instance, the rules of the Securities and Exchange Commission would generally define "penny stock" to be common stock that has a market price of less than $5.00 per share. If our stock becomes subject to penny stock regulations, it would adversely affect the ability and willingness of broker-dealers who sell or make a market in our common stock and of investors to sell our stock in the secondary market.
                            ------------------------

          SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains many forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future operating results or of our financial condition or state other "forward-looking" information.

    We believe that it is important to communicate our future expectations to our investors. However, we may be unable to accurately predict or control events in the future. The factors listed in the sections captioned "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as any other cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section, the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and elsewhere in this prospectus could seriously harm our business.

                                USE OF PROCEEDS

    Our net proceeds from the sale of the 1,000,000 shares of common stock are estimated to be approximately $6,000,000 after deducting underwriting discounts and estimated offering expenses payable by us. If the underwriters exercise their over-allotment option in full, we estimate that the aggregate net proceeds will be approximately $7,000,000. We expect to use the net proceeds, assuming no exercise of the underwriters' over-allotment option, approximately as follows:

                                                                    APPROXIMATE     APPROXIMATE
                                                                       DOLLAR      PERCENTAGE OF
                                                                       AMOUNT      NET PROCEEDS
                                                                    ------------  ---------------
-   Recruiting, training and equipping information technology
    professionals.................................................  $  1,800,000          30.0%
-   Expanding our management and technology infrastructure........     1,000,000          16.7%
-   Sales and marketing expenses..................................       650,000          10.8%
-   Expanding our physical facilities.............................       350,000           5.8%
-   Repayment of debt and accounts payable........................       150,000           2.5%
-   Working capital and general corporate purposes, including
    potential acquisitions........................................     2,050,000          34.2%
                                                                    ------------         -----
            Total.................................................  $  6,000,000         100.0%
                                                                    ------------         -----
                                                                    ------------         -----

    RECRUITING, TRAINING AND EQUIPPING INFORMATION TECHNOLOGY
PROFESSIONALS. Represents anticipated costs associated with hiring additional information technology professionals. We believe that we must hire and keep on staff a sufficient number of information technology professionals so that we may be able to respond quickly to the demands of our customers.

    EXPANDING OUR MANAGEMENT AND TECHNOLOGY INFRASTRUCTURE. Represents costs associated with recruiting and compensating additional management personnel and the purchase of information systems and equipment to manage our planned growth.

    SALES AND MARKETING EXPENSES. Represents costs associated with advertising and other promotional activities designed to increase market awareness of our company and its services, including recruiting, compensating and incremental travel expenses associated with additional sales and marketing personnel to expand our number of software company partners.

    EXPANDING OUR PHYSICAL FACILITIES. Represents costs associated with obtaining larger office space and possible additional offices to accommodate our planned growth.

    REPAYMENT OF DEBT AND ACCOUNTS PAYABLE. Represents anticipated payments of outstanding debt and accounts payable following the offering.

    WORKING CAPITAL AND GENERAL CORPORATE PURPOSES. Represents funds that may be used, among other things, to pay salaries, rent, trade payables, professional fees and other operating expenses. If opportunities arise, these funds may be used to acquire complementary businesses. We have no present understandings, commitments or agreements with respect to any acquisition.

    The allocation of the net proceeds from this offering set forth above represents an estimate based upon our currently proposed plans and assumptions relating to our operations, as well as assumptions that general economic conditions remain approximately the same. If any of these factors change, we may find it necessary or advisable to reallocate some of the proceeds among categories or to use portions for other purposes.

    We anticipate that the net proceeds of this offering will be sufficient to fund our operations and capital requirements for at least 12 months following this offering. We cannot assure you, however, that the proceeds of this offering will not be expended earlier due to unanticipated changes in economic conditions or other circumstances that we cannot foresee. In the event our plans change or our assumptions change or prove to be inaccurate, we could be required to seek additional financing sooner than currently anticipated.

    Pending the uses described above, we intend to invest the net proceeds from this offering in government securities and other short-term, investment-grade, interest-bearing instruments.

    Please also see "Risk Factors--We may invest or spend the proceeds of this offering in ways with which you may not agree."

                                 CAPITALIZATION

    The following table sets forth our actual capitalization as of March 31, 1999. Our as adjusted capitalization reflects our sale of the 1,000,000 shares of common stock we are offering hereby at an assumed initial public offering price of $7.50 per share less underwriting discounts and estimated offering expenses payable by us:

                                                                                              MARCH 31, 1999
                                                                                        --------------------------
                                                                                           ACTUAL     AS ADJUSTED
                                                                                        ------------  ------------
Stockholders' equity:

  Preferred Stock, $0.001 par value, 5,000,000 shares authorized; none outstanding
    actual and as adjusted............................................................            --            --

  Common Stock, $0.001 par value, 20,000,000 shares authorized; 2,500,000 shares
    outstanding actual; and 3,500,000 shares outstanding as adjusted..................  $      2,500  $      3,500

  Additional paid-in capital..........................................................     1,505,500     7,504,500
  Unearned stock compensation.........................................................      (209,000)     (209,000)

  Retained deficit....................................................................      (891,173)     (891,173)
                                                                                        ------------  ------------

      Total stockholders' equity......................................................       407,827     6,407,827
                                                                                        ------------  ------------

          Total capitalization........................................................  $    407,827  $  6,407,827
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    Our outstanding number of shares of common stock does not include 100,000 shares of common stock reserved for issuance upon exercise of the representative's warrants, and 466,334 shares of common stock issuable upon exercise of options and warrants outstanding as of July 21, 1999 at a weighted average exercise price of $1.54 per share (assuming an initial public offering price of $7.50 per share).

                       WE DO NOT INTEND TO PAY DIVIDENDS

    We have not declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends on the common stock in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Future dividends, if any, will be determined by our board of directors.

                                    DILUTION

    Our net tangible book value as of March 31, 1999 was approximately $407,827, or $0.16 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the number of shares of common stock outstanding. After giving effect to our sale of 1,000,000 shares of common stock in this offering at an assumed initial public offering price of $7.50 per share and after deducting underwriting discounts and estimated offering expenses payable by us and the application of the net proceeds, our net tangible book value as adjusted as of March 31, 1999 would have been approximately $6,407,827, or $1.83 per share. This represents an immediate increase in net tangible book value of $1.67 per share to our existing stockholders and an immediate dilution of $5.67 per share, or 75.6%, to new investors purchasing shares of our common stock in this offering. The following table illustrates the per share dilution:

Assumed initial public offering price per share...............................             $    7.50
    Net tangible book value per share as of March 31, 1999....................  $    0.16
    Increase per share attributable to new investors..........................  $    1.67
                                                                                ---------
Net tangible book value per share after this offering.........................             $    1.83
                                                                                           ---------
Dilution per share to new investors...........................................             $    5.67

    Assuming the exercise in full of the underwriters' over-allotment option and assuming the exercise of 25,834 currently exercisable stock options outstanding as of March 31, 1999, our net tangible book value as adjusted as of March 31, 1999 would have been approximately $7,428,953, or $2.02 per share, representing an immediate increase in net tangible book value of $1.86 per share to our existing stockholders and an immediate dilution in net tangible book value of $5.48, or 73.1%, per share to new investors.

    The following table sets forth, as of March 31, 1999, the difference between existing stockholders and investors purchasing shares in this offering with respect to the number of shares purchased from us, the total consideration paid and the average price per share paid:

                                                      SHARES PURCHASED         TOTAL CONSIDERATION
                                                   -----------------------  -------------------------   AVERAGE PRICE
                                                     NUMBER      PERCENT       AMOUNT       PERCENT       PER SHARE
                                                   ----------  -----------  ------------  -----------  ---------------
Existing stockholders............................   2,500,000        71.4%  $    400,000         5.1%     $    0.16
New investors....................................   1,000,000        28.6%  $  7,500,000        94.9%     $    7.50
      Total......................................   3,500,000       100.0%  $  7,900,000       100.0%     $    2.26

    This discussion and the foregoing tables assume no exercise of stock options outstanding as of March 31, 1999. Options to purchase 386,334 shares of common stock were outstanding as of March 31, 1999 at a weighted average exercise price of $0.43 per share. To the extent these options are exercised, new investors will experience further dilution.

    Of the options to purchase 386,334 shares of common stock outstanding as of March 31, 1999, 25,834 were currently exercisable. If the 25,834 exercisable options were exercised in full, there would be 2,525,834 shares outstanding held by existing stockholders, representing approximately 71.6% of the total shares outstanding after this offering, and the total consideration paid by existing stockholders would be $408,625, representing approximately 5.2% of the total consideration paid by all stockholders after this offering. If the 25,834 exercisable options were exercised in full, the average price per share paid by existing stockholders still would be approximately $0.16.

                            SELECTED FINANCIAL DATA

    The selected statement of operations data for the period from September 17, 1997 (Inception) through December 31, 1997 and for the year ended December 31, 1998 and the selected balance sheet data at the end of each such period have been derived from the audited financial statements included elsewhere in this prospectus. The unaudited statement of operations data for the three months ended March 31, 1998 and 1999 and the unaudited balance sheet data at March 31, 1998 and 1999 have been derived from unaudited financial statements also appearing herein which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position and results of operations for the unaudited interim periods. The operating results for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full fiscal year ending December 31, 1999 or for any subsequent period. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and accompanying notes thereto appearing elsewhere in the prospectus.

                                                           PERIOD FROM
                                                          SEPTEMBER 17,
                                                              1997
                                                           (INCEPTION)
                                                             THROUGH      YEAR ENDED
                                                          DECEMBER 31,   DECEMBER 31,
                                                              1997           1998
                                                          -------------  -------------     THREE MONTHS ENDED
                                                                                                MARCH 31,
                                                                                        -------------------------
                                                                                           1998          1999
                                                                                        -----------  ------------
                                                                                        (UNAUDITED)  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Consulting revenues:....................................   $        --    $   825,800    $  38,971   $    312,323
                                                          -------------  -------------  -----------  ------------
                                                          -------------  -------------  -----------  ------------
Operating costs and expenses:
    Cost of consulting revenues.........................            --        400,977       32,433        199,130
    Selling, general and administrative.................        19,081        357,014       31,561        137,860
    Stock compensation..................................            --             --           --        899,000
                                                          -------------  -------------  -----------  ------------
    Total expenses......................................        19,081        757,991       63,994      1,235,990
                                                          -------------  -------------  -----------  ------------
Income (loss) before income taxes.......................       (19,081)        67,809      (25,023)      (923,667)
Provision (benefit) for income taxes....................        (7,012)        27,581       (9,258)        (4,335)
                                                          -------------  -------------  -----------  ------------
Net income (loss).......................................       (12,069)        40,228      (15,765)      (919,332)
                                                          -------------  -------------  -----------  ------------
                                                          -------------  -------------  -----------  ------------
Pro forma net income (loss) per share...................   $     (0.01)   $      0.02    $   (0.02)  $      (0.37)
                                                          -------------  -------------  -----------  ------------
                                                          -------------  -------------  -----------  ------------
Shares used in computing pro forma net income (loss) per
  share.................................................     1,000,000      2,000,000    1,000,000      2,500,000
                                                          -------------  -------------  -----------  ------------
                                                          -------------  -------------  -----------  ------------

                                                                             AS OF
                                                                          DECEMBER 31,
                                                                              1998
                                                                          ------------       AS OF MARCH 31,
                                                                                        -------------------------
                                                                                           1998          1999
                                                                                        -----------  ------------
                                                                                        (UNAUDITED)  (UNAUDITED)
BALANCE SHEET DATA:
Working capital.........................................................   $  137,459    $ (10,381)  $    371,642
Total assets............................................................      230,007       72,526        627,585
Total liabilities.......................................................       51,848       50,365        219,758
Total stockholders equity...............................................      178,159       22,161        407,827

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION AND ANALYSIS OF OUR FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND NOTES THERETO AND THE OTHER FINANCIAL INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO HISTORICAL INFORMATION, THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND OTHER PARTS OF THIS PROSPECTUS CONTAIN FORWARD-LOOKING INFORMATION THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY SUCH FORWARD-LOOKING INFORMATION AS A RESULT OF CERTAIN FACTORS, INCLUDING BUT NOT LIMITED TO, THOSE SET FORTH UNDER"RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    We were incorporated in September 1997 and began generating revenue in February 1998. We generate revenues from professional services performed for end-user customers of our partners and associated reimbursable out-of-pocket expenses. To date, our limited number of partners have consisted of Internet software companies and we expect that Internet software companies will comprise our partners for the foreseeable future. Our contractual relationships are with our partners rather than their end-user customers. We perform services on a time-and-materials basis and are reimbursed for expenses. We recognize revenue for fees as services are performed and reimbursable expenses as incurred.

    We established our first partner relationship with Vignette in February 1998 and we have generated only limited revenues from our other partners. As of April 30, 1999, we had completed 15 projects for end-user customers of Vignette. During the first four months of 1999, we established partner relationships with three additional Internet software companies. Most of our revenues for the near future are expected to be derived from Vignette with much smaller portions derived from these newer partner relationships. As a result, our revenues and operating results are subject to substantial variations based on Vignette's sales and the frequency with which we are chosen to perform services for Vignette's end-user customers. Our agreement with Vignette may be terminated at any time by Vignette or us. The agreement does not obligate Vignette to use our services for any minimum amount or at all, and Vignette may use the services of our competitors. Nevertheless, we are restricted, for as long as the agreement is in place, from performing services for Vignette's competitors.

    Our plan is to establish additional partner relationships with Internet software companies and increase our number of information technology professionals. In connection with our planned expansion, we expect to undertake an expansive growth program following the offering and to incur substantial expenses in anticipation of identifying and being retained by new partners. Therefore, we expect that we will continue to incur losses through at least the remainder of 1999. We plan to spend significant amounts on:

    - Recruiting, training and equipping information technology professionals;

    - Expanding our management and technology infrastructure;

    - Expanding our physical facilities;

    - Sales and marketing expenses;

    - Repayment of debt and accounts payable; and

    - Working capital and general corporate purposes, including potential acquisitions.

    Our number of information technology professionals increased from zero at December 31, 1997 to eight at December 31, 1998 and to 12 at March 31, 1999. We expect our number of information technology professionals to grow significantly during the next 12 months. Mr. McDonald, our Chief

Executive Officer, has not been paid a salary to date and has agreed that he will not be paid a salary until July 16, 1999. Our personnel costs represent a high percentage of our operating expenses and are relatively fixed in advance of each quarter. Accordingly, if revenues do not increase at a rate equal to expenses, we will incur continuing losses and our business, financial condition, operating results and liquidity could be materially and adversely affected.

RESULTS OF OPERATIONS

    THREE MONTHS ENDED MARCH 31, 1998 AND MARCH 31, 1999

    CONSULTING REVENUES. Revenues increased from $39,000 for the three months ended March 31, 1998 to $312,000 for the three months ended March 31, 1999. The increase in revenues reflected the increase in the number of projects performed and in the number of information technology professionals employed. We only commenced operations during the first three months of 1998, and therefore, do not believe that the periods are comparable. Our revenues for the three months ended March 31, 1999 consisted of $266,000 in fees generated by our information technology professionals and $46,000 of reimbursable expenses. During the period ended March 31, 1999, all of our revenues came from Vignette.

    COST OF CONSULTING REVENUES. Cost of revenues consist primarily of salaries and benefits for information technology professionals assigned to projects, training costs and reimbursable expenses. The number of our information technology professionals increased from one for the three months ended March 31, 1998 to 12 for the three months ended March 31, 1999.


    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative consist primarily of marketing activities to solicit partners, salaries and benefits, travel costs and non-reimbursable expenses. Selling, general and administrative expenses increased from $32,000 for the three months ended March 31, 1998 to $138,000 for the three months ended March 31, 1999. The increase in selling, general and administrative expenses was related to our increased marketing activities to solicit additional partners and to overhead costs necessary to support the growth in our workforce. We expect these expenses to increase in absolute dollar amounts in connection with our planned expansion. These costs also increased due to an increase in an officer's salary from a nominal amount to a higher level for the periods ended March 31, 1998 and 1999, respectively.


    STOCK COMPENSATION. Stock compensation expense consists of non-cash compensation arising from certain sales of stock and option grants to officers, directors or other affiliated persons. We have recognized $880,000 in non-cash compensation in connection with the sale of stock that occurred in January 1999. In addition, we have recorded in stockholders' equity on our balance sheet aggregate unearned stock compensation totaling $228,000 in connection with stock options that were granted in January 1999. Stock compensation expense will be recognized to the extent of approximately $19,000 per quarter over a three year period ending January 2002, which is the end of the vesting period for the related options. We have recognized approximately $19,000 in non-cash compensation expense during the three month period ended March 31, 1999 relating to the vesting of these options. Total non-cash compensation expense for the three month period ended March 31, 1999 was $889,000.

    PERIOD FROM SEPTEMBER 17, 1997 (INCEPTION) THROUGH DECEMBER 31, 1997 AND
     FISCAL YEAR ENDED DECEMBER 31, 1998

    CONSULTING REVENUES. We were incorporated in September 1997 and were in a start-up phase stage during 1997. We generated no revenues during 1997 and, therefore, management does not believe that 1997 is comparable to 1998. Our revenues during 1998 were $825,000. Such revenues consisted of $693,000 in fees and $132,000 of reimbursable out-of-pocket expenses. Ninety-one percent of such revenues came from Vignette during 1998.

    COST OF CONSULTING REVENUES. Cost of revenues increased from $0 to $401,000 for 1997 and 1998, respectively. The number of our information technology professionals increased from zero on December 31, 1997 to eight on December 31, 1998. Cost of revenues for 1998 was approximately 49% of revenues. We expect cost of revenues to increase in absolute dollar amounts as we hire additional information technology professionals.

    SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses were $19,000 and $357,000 for 1997 and 1998, respectively. The increase in selling, general and administrative expenses was related to our increased marketing activities to solicit additional partners and to overhead costs necessary to support the growth in our workforce. We expect these expenses to increase in absolute dollar amounts in connection with our planned expansion.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, we have financed our operations primarily through equity financings and bank borrowings. Through March 31, 1999, we have raised $400,000 from private sales of our common stock. We also have an agreement with a bank which allows us to borrow up to $300,000 against our qualifying accounts receivables. Borrowings under this agreement will bear interest at 15% per annum. As of March 31, 1999, there was $173,487 borrowed under this loan agreement.

    Our negative cash flow from operating activities was $56,000 in 1998 and $100,000 for the three months ended March 31, 1999. The increasing negative cash flow in 1999 resulted from higher expenses attributable to our continued expansion of our operations, which were only slightly offset by a modest increase in revenues and collection of accounts receivable.

    As of March 31, 1999, we had $97,000 in cash and working capital of $372,000. We anticipate that the net proceeds of this offering will be sufficient to fund our operations and capital requirements for at least 12 months following this offering. However, because of our expansion and growth plans and the increased spending that will accompany any growth, we expect to experience operating losses and negative cash flow from operations during 1999. The timing and amount of our capital requirements will depend on a number of factors, including demand for our services, the need to develop new partner relationships, competitive pressures and the availability of complementary businesses that we may wish to acquire.

    Effective July 1, 1999 we amended the terms of our bank loan agreement so that we can borrow up to $1,000,000 against our qualifying accounts receivable. Borrowings under this amended agreement, which has a term of one year, will bear interest at the bank's prime rate per annum. In connection with their amendment, we are issuing to our bank warrants to acquire up to 4,000 shares (assuming an initial public offering price of $7.50 per share) of our common stock at the initial public offering price.

    If our capital is insufficient to fund our activities in either the short or long term, we may need to raise additional funds. If we raise additional funds through the issuance of equity securities, our existing stockholders' percentage ownership will be diluted. These equity securities may also have rights superior to our common stock. Additional debt or equity financing may not be available when needed or on satisfactory terms. If adequate funds are not available on acceptable terms, we may be unable to expand our services, respond to competition, pursue acquisition opportunities or continue our operations.

YEAR 2000

    Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish the year 2000 from the year 1900. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with such Year 2000 requirements to avoid system failures or miscalculations causing disruptions of normal business activities.

    STATE OF READINESS

    We have made a preliminary assessment of the Year 2000 readiness of our operating, financial and administrative systems. The assessment plan consists of:

    - determining our material hardware and software;

    - assessing repair or replacement requirements;

    - repairing or replacing non-compliant hardware and software; and

    - creating contingency plans in the event of Year 2000 failures.

    Since third parties developed the operating, financial and administrative systems that we use, steps will be taken to ensure that these third-party systems are Year 2000 compliant. We plan to confirm this compliance through a combination of representations by these third parties of their products' Year 2000 compliance and specific testing of these systems. We plan to complete this process prior to the end of the third quarter of 1999. Until such testing is completed, we will not be able to completely evaluate whether our systems will need to be revised or replaced.

    We have contacted our partners to determine the extent to which they are vulnerable to Year 2000 risks. We have not made a full assessment of the extent to which our partners might be vulnerable to Year 2000 risks.

    COSTS

    To date, we have incurred immaterial costs on Year 2000 compliance issues. Most of our expenses are related to, and are expected to continue to be related to, the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters generally. Such expenses, if higher than anticipated, could have a material adverse effect on our business, results of operations and financial condition.

    YEAR 2000 RISKS

    We are not currently aware of any Year 2000 problems relating to our operating, financial and administrative systems that would have a material adverse effect on our business, results of operations or financial condition. However, we may discover Year 2000 problems in the future or Year 2000 problems may go undetected. Our failure to fix or replace these services on a timely basis could result in lost revenues, increased operating costs or the loss of customers and other business interruptions.

    If we fail to provide Year 2000 compliant solutions to the end-user customers of our partners, we may incur reputational harm and legal liability. Furthermore, if our partners fail to fix or replace any Year 2000 non-compliant software products or their internal systems on a timely basis, it could result in an indirect adverse effect on our business, financial condition and results of operation.

    In addition, there can be no assurance that governmental agencies, utility companies, third-party service providers and others outside of our control will be Year 2000 compliant. The failure by such entities to be Year 2000 compliant could result in a systematic failure beyond our control such as a transportation systems, telecommunications or electrical failure, which could also prevent us from delivering our services to our partners' end-user customers.

                                    BUSINESS

    YOU SHOULD READ THE FOLLOWING DESCRIPTION OF OUR BUSINESS IN CONJUNCTION WITH THE INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DESCRIPTION CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN OF THE FACTORS SET FORTH IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW


    We provide virtual professional services organizations to Internet software companies. A virtual professional services organization is a dedicated team of information technology professionals that plans, manages and executes the installation, or implementation, of complex software products. This allows the Internet software companies we work with to focus on their core business of improving and selling their software without maintaining a large in-house professional services organization. We believe this enables them to bring products to market faster and respond more quickly to their end-user customer needs, which helps them achieve success in the marketplace.



    We refer to the Internet software companies with which we work as "partners." Our partners license their Internet software products to their end-user customers. We then deploy a team that implements the licensed software products by



    - analyzing end-user customer goals and requirements,



    - defining the scope of the implementation project,



    - designing a project plan and



    - installing, configuring, implementing and integrating our partner's Internet software products.



    Our partners are responsible for billing and collecting payments from their end-user customers and paying us for the services that our professional services organizations perform.



    We established our first partner relationship with Vignette Corporation, an Internet relationship management software company, in February 1998. We have recently established partner relationships with Interwoven, Inc., an enterprise Web production software company, Motive Communications, Inc., a support chain automation software company, and Ventix Systems Inc., a knowledge support software company.


INDUSTRY BACKGROUND AND LIMITATIONS OF TRADITIONAL APPROACHES

    Increasing numbers of individuals and businesses now use the Internet to search for information, communicate with others, conduct business and seek entertainment. With the recent explosion of Internet activity, an industry of Internet software companies has emerged. These companies develop software to perform or support Web-enabled interaction, whether between businesses or between businesses and consumers. We focus on the Internet software market because we believe it exhibits the high-growth, intense competition and short product lifecycles that create a demand for our services. Forrester Research estimates that the market for Internet professional services will grow from $5.4 billion in 1998 to $32.7 billion in 2002, representing a compound annual growth rate of 56.9%.

    Internet software includes software designed to facilitate, among others, the following tasks:

    - CUSTOMER RELATIONSHIP MANAGEMENT--manages the relationship that a consumer has with a business over the Internet.

    - ELECTRONIC COMMERCE--allows people to purchase goods and services over the Internet.

    - SITE ANALYSIS--collects and analyzes customer interactions with the Internet in order to customize the behavior of the Web-site the next time the customer visits.

    - MARKETING AUTOMATION--enables marketing campaigns over the Internet (or through e-mail) to attract or retain potential customers to a Web site.

    - KNOWLEDGE MANAGEMENT--manages and presents business knowledge to Internet users.

    - CUSTOMER SUPPORT--allows Internet users to support themselves and resolve their own issues by presenting knowledge and information to them in text, video and audio.

    - E-MAIL MANAGEMENT--manages high volume e-mail traffic.

    - ELECTRONIC BILLING MANAGEMENT--presents bills to customers through the Internet, thereby decreasing billing costs and improving cash management.

    Internet software requires substantial configuration in order for the user to realize its full benefits because each business user has its own unique requirements, infrastructure and business processes. Emerging Internet software companies which are focused on product innovation may not be inclined or able to devote resources to integrate and implement their software with a customer's existing computer systems and software. To address the need to have their products properly implemented, software companies have tried several alternatives:

    - hire and maintain an in-house professional services organization;

    - employ various individual independent contractors; and

    - engage large consulting firms.

    These alternatives present a variety of problems. Hiring and maintaining an in-house staff of information technology professionals requires a significant investment of time and money. It also increases a company's fixed personnel costs so that any downturn in the software company's business will result in greater losses because these costs cannot be reduced to match revenues in the short term. Managing a group of independent contractors also requires a significant amount of time and results may be unpredictable. Large consulting firms may be expensive and we believe, may only find it attractive to provide services when technology has become widely used. Furthermore, we believe that large consulting firms may work with several competing software companies, raising concerns over loyalty and confidentiality.

OUR SOLUTION

    We believe that the growing markets for Internet software combined with the limitations of these alternatives combine to create a significant market opportunity. Our virtual professional services organizations provide the following advantages to our partners:

    - REDUCED COSTS. Each of our partners may save money by minimizing the size of its in-house professional services organization. We expect to be able to manage fluctuations in services demand associated with any one partner if we can develop a portfolio of Internet software partners. We can reallocate our information technology professionals as our partners' needs change.

    - ALIGNED INCENTIVES. We intend to invest a significant amount of time in each of our partners and, by virtue of our assignments being likely to increase if their business grows, we will have a vested interest in their success. We have agreed in the past and may agree in the future to not work for our partners' competitors.

    - DEDICATED INFORMATION TECHNOLOGY PROFESSIONALS. We intend to dedicate a team of our information technology professionals to master each particular partner's software products, enabling them to provide higher quality of service to our partners and their end-user customers. If we can provide services across a spectrum of software customers, we can harvest best practices knowledge, build development frameworks to increase productivity, generate a project delivery methodology and create a learning organization in a way that a group of unaffiliated independent contractors cannot.

    - FOCUS ON CORE BUSINESS. Our partners can remain focused on their core business of developing and selling high-quality software, while leveraging a small, focused internal services organization across more customers with better success than building and maintaining a large internal full-time staff.

OUR STRATEGY

    Our objective is to become the leading provider of virtual professional service organizations to rapidly growing Internet software companies. To achieve this objective, our strategy is to:

    FOCUS ON HIGH-GROWTH, SERVICE-INTENSIVE SEGMENTS OF THE INTERNET SOFTWARE
     MARKET

    We view Internet software as the most attractive sector of the software industry. Within the Internet software market, we will try to identify segments that we believe will grow rapidly and will require significant services. We focus on Internet software so that we can more readily acquire leading-edge specialized skills that are in high demand in the marketplace. We intend to leverage our accumulated technical talent and stay current on the best methodology for solving problems that are consistently encountered in the Internet software arena.

    ESTABLISH PARTNER RELATIONSHIPS WITH EMERGING LEADERS IN IDENTIFIED
     HIGH-GROWTH SEGMENTS


    Once we identify an attractive segment of the Internet software market, we will focus on establishing a partner relationship with an emerging leader in that segment. We will initially identify potential partners before their products are accepted as mainstream. If any partner's products meet with widespread success, we will have the benefit of a pre-existing dedicated team, established working relationship and strong track record of success. We believe these factors will allow us to compete effectively with larger consulting firms.


    BUILD A NATIONAL INFRASTRUCTURE TO LEVERAGE ECONOMIES OF SCALE

    Each virtual professional services organization will utilize the services of the centralized corporate support structure. This will allow our information technology professionals to remain focused on generating revenue. These economies of scale include centrally-provided services such as business development programs, partner support assistance, human resources, financial reporting and budgeting, performance appraisals and a standardized program to design, build and share institutional knowledge regarding the best practices for various applications.


    BUILD AND ACQUIRE A PORTFOLIO OF HIGH-GROWTH, LOW OVERHEAD DEDICATED
     BOUTIQUE VIRTUAL PROFESSIONAL SERVICES ORGANIZATIONS



    Our strategy is to build, through both internal growth and acquisitions, a portfolio of boutique virtual professional services organizations, each dedicated to deploying the products of a particular Internet software partner. We believe that we may improve the performance of any acquired companies by relieving them of many of the administrative burdens of running their business, such as human resources, financial reporting and budgeting, performance appraisals and knowledge sharing.



    Our success will depend in part on our ability to identify suitable acquisition candidates, acquire those companies on acceptable terms and integrate their operations successfully. Acquisitions would involve a number of potential additional risks to the Company, including: adverse effects on operating results from increased goodwill amortization, acquired in-process research and development, stock compensation expense and increased compensation expense attributable to newly hired employees; diversion of management attention from other aspects of our business; failure to retain acquired personnel; harm to our reputation if an acquired company performs poorly; and assumption of liabilities of acquired companies, including potentially hidden liabilities.


SERVICES AND SUPPORT

    Our partners license their Internet software products to their end-user customers. We then deploy a team that analyzes the end-user customer goals and requirements, defines the scope of the implementation project, designs a project plan and installs, configures, implements and integrates our partner's Internet software products. In connection with providing our services, we may perform the following activities:

    - PROJECT SCOPING--define end-user customer's broad goals for the software.

    - PROJECT DEFINITION--document in detail the specific business requirements.

    - GAP ANALYSIS--determine the gap between what our partner's software product does when installed and the end-user customer's specific business requirements.

    - PROJECT PLANNING--create a detailed work plan that defines specific tasks, timelines, human resources, costs and contingencies.

    - IMPLEMENTATION--configure our partner's software and write new software programs to adapt our partner's software to the end-user customer's needs.

    - COMPONENT TESTING--test the installed software at the individual component level.

    - INTEGRATION--write new software programs to allow our partner's software to communicate with the end-user customer's existing information system.

    - SYSTEM TESTING--test the installed software on a system-wide level.

    - TRAINING--teach the end-user customer's personnel how to operate our partner's software.

    - MONITORING--monitor the performance of the software over the initial period following deployment.

    In addition to implementation and integration services, we also provide formal feedback to our partners. This enables them to improve their products so they may be deployed more rapidly and with higher quality.

OUR PARTNERS

    We established our first partner relationship with Vignette in April 1998. Vignette is a leading provider of Internet relationship management software designed to enable businesses to create interactive Web sites. When retained by Vignette, we adapt Vignette's software to its end-user customer's needs. Vignette works with a variety of partners worldwide in the areas of systems integration, consulting, reselling and technology integration. As of April 30, 1999, we have completed 15 projects for end-user customers of Vignette. From inception through March 31, 1999, Vignette has accounted for 93% of our revenue.

    Our arrangement with Vignette allows Vignette to issue assignment orders to us, but they are not committed to use our services. We are paid for time and materials and are reimbursed for expenses. The agreement may be terminated by Vignette or us at any time upon minimal notice. Upon termination, we remain obligated to complete any unfinished assignments. The agreement also provides that we will not work for Vignette's competitors and neither party may hire the other party's employees. Our chairman of the board, Steven G. Papermaster, sits on the board of directors of Vignette.

    We have recently added three additional partners: Motive Software, a provider of support chain automation; Interwoven, a provider of enterprise web production software; and Ventix, a provider of knowledge support software. Our partner relationships with these three companies had not generated revenues as of March 31, 1999. Our contracts with each of these companies is similar to our contract with Vignette, and none of these companies is obligated to use our services.

    Many of our potential partners that are in the early stages of development may be unable to retain our services because of financial constraints. In addition, our existing partners can generally reduce the scope of or cancel their use of our services without penalty and with little or no notice. If a partner defers, modifies or cancels an engagement or chooses not to retain us for additional projects, we must be able to rapidly redeploy our employees to other engagements in order to minimize under-utilization of employees and the resulting harm to our operating results.

    Our long-term success will depend on our ability to achieve satisfactory results for our partners and their end-user customers and to form long-term relationships with our partners. We have not been in operation long enough to judge whether our partners will perceive our work as benefiting their businesses or desire to form any long-term business relationships. Accordingly, we cannot assure you that our partners will call upon us again in the future. Because of our limited operating history, it is difficult to evaluate whether we will succeed in forming long-term relationships with our partners.

    Our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated variations in the number or size of engagements in progress. These factors make it difficult for us to predict our revenues and operating results. Therefore, any sudden losses of customers could result in unusually severe harm to our business.

SALES AND MARKETING

    Since our partners sell their software and our services to their end-user customers, our sales and marketing consists of soliciting new partners and expanding our relationships with existing partners. Our senior management identifies attractive segments of the Internet software market and evaluates the emerging companies competing in that segment. Once we have identified a company that we believe will become a market leader within that segment, our senior management attempts to establish a partner relationship. Once a partner relationship is established, we assign a Relationship Director to interact with that partner. A Relationship Director is responsible for coordinating projects on behalf of a partner and convincing a partner to use our services more often.

    We have two people involved in sales and marketing on a full-time basis. We typically encounter sales cycles ranging from two to six months from our initial meeting with a prospective partner. We also market our services by establishing informal relationships with venture capital firms, accounting firms, law firms and other service providers that work with emerging Internet software companies. These relationships help us identify and form partner relationships with emerging companies.

COMPETITION

    We compete in the Internet professional services market which is relatively new and intensely competitive. We expect competition to intensify as the market further develops and evolves. The principal competitive factors in our market include quality of service, speed of implementation, price and reputation. We believe that our competitors fall into several categories, including:

    - Systems integrators, such as Cambridge Technology Partners, Sapient Corporation,
     Scient Corporation and Viant Corporation;

    - Large consulting firms, such as Andersen Consulting and the consulting arms of the large accounting firms;

    - Outsourcing firms, such as Computer Sciences Corporation, Electronic Data Systems
     and Perot Systems;

    - Information technology staffing firms, such as Keane, Inc. and Renaissance Worldwide;

    - Internet service firms, such as Proxicom, Inc. and USWeb Corporation; and

    - In-house information technology and professional services and support departments of our current and potential partners.

    In addition, there are relatively low barriers to entry into this market and we expect to face additional competition from new entrants.

    Most of our competitors have longer operating histories, larger client bases, greater name recognition and possess significantly greater financial, technical and marketing resources than we do. As a result, our competitors may be able to better attract Internet software companies to which we market our services and adapt more quickly to new technologies or evolving customer requirements. Many competitive factors are outside of our control, such as the ability of our competitors to hire, retain and motivate qualified information technology professionals.

EMPLOYEES


    Our most important assets are our information technology professionals that perform services for our partners' end-customers. We are dedicated to hiring, developing and retaining these individuals. Because our partners tend to be emerging leaders, our information technology professionals have an opportunity to work with the latest in cutting-edge information technology. We believe that this helps us recruit superior professionals, who actively seek these types of assignments. We foster professional development by training our information technology professionals in the skills critical to successful consulting engagements such as implementation methodology and project management. We hire information technology professionals based upon their skills and abilities, as opposed to proximity to end-user customers. We only require that our professionals live close to major metropolitan airports. This allows us to hire talented people from smaller markets and gives them project opportunities that their home city may not provide.



    Our business is labor intensive. Accordingly, our success depends in large part upon our ability to attract, train, retain, motivate and manage highly skilled information technology professionals. Because of the recent rapid growth of the Internet, we have found that individuals who can perform the services we offer are scarce and we believe they are likely to remain a limited resource for the foreseeable future. Furthermore, there is a high rate of attrition among such personnel. Any inability to attract, train and retain highly skilled information technology professionals would impair our ability to adequately manage and staff our existing projects and to bid for or obtain new projects, which in turn would adversely affect our operating results.


    As of May 1, 1999, we had 19 full-time employees, 9 of whom are based at our Austin, Texas headquarters. Of our total employees, 12 were information technology professionals and 7 were involved in sales, general administration and marketing. Our employees are not represented by any collective bargaining unit, and we have never experienced a work stoppage. We believe our employee relations are good.

PROPERTIES

    We lease approximately 950 square feet of office space in Austin, Texas from Powershift Ventures, LLC, under a month to month lease. The rent is currently $2,200 per month. Our Chairman of the Board, Steven G. Papermaster, is the president and a beneficial owner of Powershift Ventures, LLC. Mr. Papermaster also controls Powerlift Ventures, L.P., one of our principal stockholders. Please read "Certain Transactions" and "Principal Stockholders" for more information.

LEGAL PROCEEDINGS

    We are not involved in any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

    Our executive officers, directors and certain key employees of the Company, and their ages as of June 30, 1999, are as follows:

NAME                                                             AGE                 POSITION WITH THE COMPANY
-----------------------------------------------------------      ---      -----------------------------------------------
EXECUTIVE OFFICERS AND DIRECTORS
  John T. McDonald.........................................          35   Chief Executive Officer and Director
  Bryan R. Menell..........................................          33   Founder, President and Director
  John A. Hinners..........................................          42   Chief Financial Officer and Vice President
  Steven G. Papermaster....................................          40   Chairman of the Board
  David S. Lundeen.........................................          37   Director
  Dr. W. Frank King(1).....................................          59   Director
  Philip J. Rosenbaum(1)...................................          49   Director
CERTAIN KEY EMPLOYEES
  Barry Demak..............................................          33   Vice President of Business Development
  Andrew J. Roehr..........................................          34   Chief Technology Officer

------------------------

(1) Indicates that the individual is a member of the compensation and audit committees.

    EXECUTIVE OFFICERS AND DIRECTORS

    MR. MCDONALD joined Perficient in April 1999 as its Chief Executive Officer. Since October 1998, Mr. McDonald has been the president of Beekman Ventures, Inc., a New York-based firm specializing in private equity investments in technology companies. From April 1996 to October 1998, Mr. McDonald was president of VideoSite, Inc., a multimedia software company that is currently a subsidiary of GTECH Corporation. GTECH acquired VideoSite in October 1997, 18 months after Mr. McDonald became VideoSite's president. From May 1995 to April 1996, Mr. McDonald was a Principal with Zilkha & Co., a New York-based merchant banking firm. From June 1993 to April 1996, Mr. McDonald served in various positions at Blockbuster Entertainment Group, including Director of Corporate Development and Vice President, Strategic Planning and Corporate Development of NewLeaf Entertainment Corporation, a joint venture between Blockbuster and International Business Machines Corporation. From 1987 to 1993, Mr. McDonald was an attorney with Skadden, Arps, Slate, Meagher & Flom in New York focusing on mergers and acquisitions and corporate finance. Mr. McDonald received a B.A. in Economics from Fordham University in 1984 and a J.D. from Fordham Law School in 1987.

    MR. MENELL founded Perficient in September 1997 and has served as its President since inception. In 1991, Mr. Menell founded Exact Systems, Inc., a similar business providing services to customer management software vendors. Exact was acquired by BSG Corporation, a systems integrator specializing in emerging technologies, in January 1996. Mr. Menell continued to operate Exact's business as a subsidiary of BSG until July 1997. Prior to founding Exact, Mr. Menell worked as an independent consultant and as a consultant for Andersen Consulting. Mr. Menell studied Business and Management Information Systems at California State University at Chico.

    MR. HINNERS joined Perficient in April 1999 as Chief Financial Officer and Vice President. From March 1998 until joining Perficient, Mr. Hinners independently provided financial consulting services primarily to start-up software companies. From October 1994 to February 1998, he was Managing Director-Finance and Administration of BSG Alliance/IT, Inc., a subsidiary of BSG. During this period, Mr. Hinners was responsible for operational and financial management of international subsidiaries and joint ventures, as well as financial review and management of acquisitions and large transactions. From

August 1988 through September 1994, he served as Chief Financial Officer of such subsidiary. Mr. Hinners received a B.B.A. in Finance in 1979 and an M.B.A. in Accounting in 1981 from the University of Texas at Austin.

    MR. PAPERMASTER joined Perficient in April 1998 as a director and became Chairman in May 1999. He is also the Chairman of Powershift Group, an Austin-based technology venture development firm, and the general partner of Powershift Ventures, L.P., one of our principal stockholders. Mr. Papermaster is also a co-founder and the Chief Executive Officer of Agillion.com, Inc., an Internet business service provider. He currently serves as a member of the board of directors of Vignette and various privately-held companies. From 1987 to December 1997, Mr. Papermaster was the founder, chairman and Chief Executive Officer of BSG. Mr. Papermaster received a B.A. in Finance from the University of Texas at Austin in 1981 and began his career as a consultant with Arthur Andersen & Co. in the Management Information Consulting Division.

    MR. LUNDEEN joined Perficient in April 1998 as a director. Since March 1999, Mr. Lundeen has been a partner with Watershed Capital, a venture capital firm in Mountain View, California. From June 1997 to February 1999, Mr. Lundeen was self-employed, managed his personal investments and acted as a consultant and advisor to various businesses including Powershift Group. From June 1995 to June 1997, he served as the chief financial officer and chief operating officer of BSG. Prior to that period, Mr. Lundeen served as president of Blockbuster Technology and as vice president of finance of Blockbuster Video. Mr. Lundeen received a B.S. in Engineering from the University of Michigan in 1984 and an M.B.A. from the University of Chicago in 1988.

    DR. KING became a member of the Board of Directors of Perficient in June 1999. He has served as a Director of PSW Technologies, Inc., a publicly-traded consulting services company, since October 1996. From 1992 to August 1998, Dr. King served as President and Chief Executive Officer of PSW. From 1988 to 1992, Dr. King was Senior Vice President of the Software Business group of Lotus, a software publishing company. Prior to joining Lotus, Dr. King was with IBM, a technology company, for 19 years, where his last position was Vice President of Development for the Personal Computing Division. Dr. King currently serves on the boards of directors of Auspex Systems, Inc., Best Software, Inc., Excalibur Technologies Corporation and National Microsystems Corporation. Dr. King earned a Ph.D in electrical engineering from Princeton University, an M.S. in electrical engineering from Stanford University, and a B.S. in electrical engineering from the University of Florida.

    MR. ROSENBAUM became a member of the Board of Directors of Perficient in June 1999. Since May 1995, Mr. Rosenbaum has been a self-employed developer of new businesses, investor and consultant. From February 1993 to May 1995, Mr. Rosenbaum was Vice President of International Operations of Unify Corporation, a software development tool supplier. Mr. Rosenbaum also serves on the board of directors of a privately held software company. Mr. Rosenbaum received a B.S. from Rutgers in 1972.

    CERTAIN KEY EMPLOYEES
    MR. DEMAK joined Perficient in July 1998 as the Vice President of Business Development. From May 1996 until joining Perficient, Mr. Demak was Manager, Worldwide Sales Operations at Cadence Design Systems, Inc., a provider of design and consulting services and technology to electronics companies. From August 1995 to May 1996, Mr. Demak was a manager in KPMG's Strategic Sales Automation practice. Before joining KPMG and since May 1992, Mr. Demak was responsible for sales and marketing for Metropolis Software. Mr. Demak received a B.B.A. in Marketing and Finance from the University of Michigan.

    MR. ROEHR became Chief Technology Officer of Perficient in May 1999. Prior to that time, Mr. Roehr had served as a consultant and advisor on technology matters to us since August 1998. Since May 1986, Mr. Roehr has provided consultative business and technology strategy services. From August

1998 to April 1999, Mr. Roehr served as Senior Technical Advisor to Powershift Group, an Austin-based technology venture development firm. From May 1991 to July 1998, Mr. Roehr was Director-- Strategic Technology Services of BSG Alliance IT, Inc., a subsidiary of BSG Corporation. Mr. Roehr received a B.A. from Tufts University in 1987.

    We have recently hired many of our current executive officers to establish a team to manage our operations. These newly hired officers include our Chief Executive Officer, hired in April 1999, our Chief Financial Officer, hired in April 1999, and our Chief Technology Officer, hired in May 1999. These individuals have not worked together previously and are in the process of integrating as a management team. Their failure to work together effectively would seriously harm our ability to carry out our business plan.

BOARD COMPOSITION AND COMMITTEES

    We currently have six directors, each serving a term until the next annual meeting of stockholders. Gilford Securities Incorporated may designate one person for election to our board for the next three years. Gilford has not yet designated any persons to the board. In the event Gilford does not elect to designate a board nominee, then Gilford may designate one person to attend meetings of our board as an observer during such three year period.

    Dr. King and Mr. Rosenbaum serve as the only members of the compensation committee and the audit committee of the board of directors. The compensation committee makes recommendations to the board concerning salaries and incentive compensation for our officers and employees and administer our 1999 Stock Option/Stock Issuance Plan. The audit committee makes recommendations to the board of directors regarding the selection of independent auditors, reviews the results and scope of audits and other accounting-related services and reviews and evaluates our internal control functions. At each annual meeting of stockholders, six directors will be elected by the holders of the common stock, with the six nominees receiving the greatest number of votes serving as directors.

DIRECTOR COMPENSATION

    Dr. King and Mr. Rosenbaum receive an annual retainer of $15,000 to serve on our board of directors. Other directors receive no cash remuneration for serving on the board of directors. All directors are reimbursed for reasonable expenses incurred by them in attending board and committee meetings.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    Our bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. Prior to consummation of this offering, we intend to obtain additional directors' and officers' liability insurance and expect to enter into indemnity agreements with all of our directors and executive officers. In addition, our certificate of incorporation limits the liability of our directors to us or to our stockholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

EMPLOYMENT ARRANGEMENTS

    Mr. McDonald has not been paid a salary to date and has agreed that he will not receive a salary until August 1, 1999. Mr. McDonald and Mr. Menell have agreed to enter into employment agreements with us. The agreements will each extend for a one-year term, provide for a monthly salary of $10,000 and three months' severance pay if we terminate them without cause following a change in control of Perficient. Additionally, Mr. McDonald and Mr. Menell have agreed to refrain from competing with us for a period of two years following the termination of their employment.

    We have a letter agreement with Mr. Hinners concerning his employment. Under this agreement, following a change in control of Perficient, if Mr. Hinners is terminated or his job responsibilities are significantly reduced or if he is required to relocate or if Perficient's then current chief executive officer is terminated or not offered the chief executive officer position in the surviving company Mr. Hinners' stock options will become fully vested within six months after the change-in-control event. Mr. Hinners will receive six months' severance pay for any termination without cause.

EXECUTIVE COMPENSATION

    The following Summary Compensation Table sets forth the compensation earned by our current President, who served as our Chief Executive Officer during 1998, for services rendered in all capacities during 1998. No individual employed by us received salary and bonus in excess of $100,000 during 1998.

                           SUMMARY COMPENSATION TABLE

                                                                     ANNUAL COMPENSATION
                                                     ----------------------------------------------------
                                                                                          OTHER ANNUAL
NAME AND PRINCIPAL POSITIONS                           YEAR      SALARY       BONUS       COMPENSATION
---------------------------------------------------  ---------  ---------  -----------  -----------------
Bryan R. Menell ...................................
  Chief Executive Officer and Director                    1998  $  80,000          --              --

401(k) PROFIT SHARING PLAN

    We have adopted a 401(k) Profit Sharing Plan. Our 401(k) plan is available to all employees who have attained age 21. An employee may contribute, on a pre-tax basis, up to 20% of his or her wages, subject to limitations specified under the Internal Revenue Code. Under the terms of our 401(k) plan, we may make a discretionary matching contribution equal to a percentage of the employee's contribution to our 401(k) plan and a discretionary amount determined annually by us and divided among eligible participants based upon an employee's annual compensation in relation to the aggregate annual compensation of all eligible participants. Contributions are allocated to each employee's individual account and are, at the employee's election, invested in one, all or some combination of the investment funds available under our 401(k) plan. Employee contributions are fully vested and non-forfeitable. Any matching or discretionary contributions vest 25% for each year of service. To date, we have not made any matching contributions under our 401(k) plan.

1999 STOCK OPTION/STOCK ISSUANCE PLAN

    Our 1999 Stock Option/Stock Issuance Plan was adopted by the board of directors and approved by our stockholders on May 3, 1999. The plan became effective upon its adoption by the board.

    We have reserved 700,000 shares of our common stock for issuance under our 1999 stock option plan and the options granted prior to adoption of the 1999 stock option plan. However, in no event may any one participant in our 1999 stock option plan receive option grants or direct stock issuances for more than 75,000 shares in the aggregate per calendar year.

    Our 1999 stock option plan has three separate programs: (i) the discretionary option grant program under which eligible individuals in our employ or service, including officers, non-employee board members and consultants, may be granted options to purchase shares of our common stock, (ii) the stock issuance program under which such individuals may be issued shares of common stock directly, through the purchase of such shares or as a bonus tied to the performance of services and

(iii) the automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee board members.

    The discretionary option grant and stock issuance programs will be administered by the compensation committee of our board of directors. This committee will determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the exercise or purchase price for each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. Neither the compensation committee nor the board will exercise any administrative discretion with respect to option grants made under the automatic option grant program for the non-employee board members.

    The exercise price for the options may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the compensation committee may allow a participant to pay the option exercise price or direct issue price, and any associated withholding taxes incurred in connection with the acquisition of shares, with a full-recourse, interest-bearing promissory note.

    In the event that we are acquired, whether by merger or asset sale or board-approved sale by the stockholders of more than 50% of our voting stock, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The compensation committee may grant options under the discretionary option grant program which will accelerate in the acquisition even if the options are assumed or which will accelerate if the optionee's service is subsequently terminated. The compensation committee may grant options and issue shares which accelerate in connection with a hostile change in control effected through a successful tender offer for more than 50% of our outstanding voting stock or by proxy contest for the election of board members or the options and shares may accelerate upon a subsequent termination of the individual's service.

    Stock appreciation rights may be issued under the discretionary option grant program which will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the fair market value of the vested shares subject to the surrendered option less the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of our common stock.

    The compensation committee has the authority to cancel outstanding options under the discretionary option grant in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

    Under the automatic option grant program, each individual who first joins our board of directors after the effective date of this offering as a non-employee board member will automatically be granted an option for 20,000 shares of our common stock at the time of his or her commencement of board service. In addition, on the date of each annual stockholders meeting, beginning with the 2000 meeting, each individual who is to continue to serve as a non-employee board member and was not a member of our board prior to this offering will receive an option grant to purchase 5,000 shares of our common stock, provided he or she has served on the board at least six months. Each of these options will be fully-vested upon grant.

    Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant program and may be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with such a limited stock appreciation right may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share equal to the highest price per share of common stock paid in connection with the tender offer less the exercise price payable for such share.

    The board may amend or modify our 1999 stock option plan at any time, subject to any required stockholder approval. The 1999 stock option plan will terminate no later than May 2, 2009.

OTHER STOCK OPTION GRANTS

    Prior to the adoption of our 1999 stock option plan, we granted options to purchase shares of our common stock to employees and a recruiting consultant. None of these options have been exercised, and these non-plan options are currently outstanding to purchase 414,334 shares of our common stock at exercise prices ranging from $0.05 to $4.00 per share.

    Mr. Hinners, our Chief Financial Officer, was granted an option to purchase 60,000 shares of our common stock on January 1, 1999 at an exercise price of $0.50 per share in connection with consulting services performed for us during 1998. This option may be exercised in installments: for 20,000 shares on January 1, 2000 and for an additional 5,000 shares at the end of each three-month period following January 1, 2000.

                              CERTAIN TRANSACTIONS

SALES OF SECURITIES

    Within the last two years, we have made the following sales of our common stock in transactions that were not registered under the Securities Act of 1933:

    - On September 17, 1997, we sold 1,000,000 shares to Mr. Menell, our founder, President and a director, for $50,000.

    - On April 15, 1998, we sold 221,000 shares to Powershift Ventures, LLC for an aggregate purchase price of $22,100 and 119,000 shares to Mr. Lundeen, a director, for an aggregate purchase price of $11,900. Mr. Papermaster, our Chairman of the Board, is the president of Powershift Ventures, LLC and a general partner of Powershift Ventures, L.P. Mr. Papermaster became a director and Powershift Ventures, LLC became a 5% stockholder in connection with this April 1998 stock purchase. Mr. Lundeen became a director and a 5% stockholder in connection with his April 1998 stock purchase.

    - On June 10, 1998, we sold 214,500 shares to Powershift Ventures, LLC for an aggregate purchase price of $21,450 and 115,500 shares to Mr. Lundeen for an aggregate purchase price of $11,550.

    - On July 15, 1998, we sold 214,500 shares to Powershift Ventures, LLC for an aggregate purchase price of $21,450 and 115,500 shares to Mr. Lundeen for an aggregate purchase price of $11,500.

    - On January 12, 1999, we sold 350,000 shares to Beekman Ventures, Inc., a 5% stockholder, for an aggregate purchase price of $175,000, 50,000 shares to Mr. Hinners, now our Chief Financial Officer, for an aggregate purchase price of $25,000 and 40,000 shares to Mr. Lundeen for an aggregate purchase price of $20,000. Mr. McDonald, our Chief Executive Officer and a director, is the president and sole stockholder of Beekman Ventures. However, Mr. McDonald did not become an officer and director until April 1999. Mr. Hinners did not become our Chief Financial Officer until April 1999.

STOCKHOLDERS AGREEMENT

    Mr. Lundeen, Mr. Menell, Powershift Ventures, L.P. and Perficient were parties to a stockholders agreement. Under this agreement, Mr. Menell, Mr. Lundeen and Mr. Papermaster were elected and currently serve as directors. This agreement has been terminated.

POWERSHIFT SUBLEASE

    Since April 1998, we have subleased office space on a month-to-month basis from Powershift Ventures, LLC, of which Mr. Papermaster is president and a beneficial owner. From the inception of the lease through March 1999, we paid an aggregate of $19,786 in rent. Since April 1999, we have paid rent of $2,200 a month, which we believe is consistent with prevailing market rates. The current monthly rental amounts were arrived at by arms' length negotiations.

VIGNETTE RELATIONSHIP

    Mr. Papermaster, the Chairman of our Board, has served on the board of directors of Vignette Corporation, our largest partner, since September 1998. In 1998, we received approximately $751,000, or 91%, of our revenues from Vignette. In the three months ended March 31, 1999, we received $312,323, or 100%, of our revenues from Vignette.

BEEKMAN VENTURES LOAN

    In June 1999, Beekman Ventures loaned us $100,000 to cover certain working capital requirements. We expect to repay this loan, with a market rate of interest, prior to this offering.

FUTURE TRANSACTIONS

    All future transactions, including loans, if any, between the Company and its officers, directors, principal stockholders and their affiliates, are required by the board to be approved by a majority of the board, including a majority of the independent and disinterested outside directors on the board, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 21, 1999 by:

    - each person or entity who is known by us to own beneficially more than five percent of the common stock;

    - each of our directors;

    - Mr. Menell, our President; and

    - all executive officers and directors as a group.

                                                                 SHARES     PERCENT PRIOR
                                                               BENEFICIALLY      TO        PERCENT AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                           OWNED      OFFERING(2)    OFFERING(2)
-------------------------------------------------------------  -----------  -------------  -------------
Powershift Ventures, L.P. ...................................     633,750          25.4%          18.1%

Beekman Ventures, Inc. ......................................     612,892          24.5           17.5
  850 Third Avenue
  New York, NY 10022

Bryan R. Menell .............................................     500,000          20.0           14.3

John T. McDonald(3) .........................................     612,892          24.5           17.5
  525 East 72nd Street
  New York, NY 10021

Steven G. Papermaster(4) ....................................     828,750          33.2           23.7

David S. Lundeen ............................................     389,250          15.6           11.1

Dr. W. Frank King(5) ........................................      20,000             *              *

Philip J. Rosenbaum(5) ......................................      20,000             *              *

Directors and executive officers as a group (6 persons)......   2,420,892          95.3           68.4

------------------------

*   Indicates less than 1% of the outstanding shares of common stock.

(1) Unless otherwise indicated, the address of each person or entity is 7600-B
    N. Capital of Texas Highway, Austin, Texas 78731.

(2) Assumes no exercise of the underwriters' over-allotment option. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of May 10, 1999 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

(3) Includes 612,892 shares owned by Beekman Ventures, Inc., of which Mr. McDonald is president and sole stockholder. Mr. McDonald is deemed to be the beneficial owner of such shares.

(4) Includes 633,750 shares owned by Powershift Ventures, L.P., of which Mr. Papermaster is the sole general partner. Mr. Papermaster is deemed to be the beneficial owner of such shares.

(5) Includes options for 20,000 shares exercisable within 60 days of July 21, 1999.

                           DESCRIPTION OF SECURITIES

    We are authorized to issue 20,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, we have outstanding 2,500,000 shares of common stock owned by approximately 17 holders of record.

COMMON STOCK

    The holders of our common stock are entitled to one vote for each share held of record in the election of directors and in all other matters to be voted on by the stockholders. There is no cumulative voting with respect to the election of directors. As a result, the holders of more than 50 percent of the shares voting for the election of directors can elect all of the directors. Holders of common stock are entitled:

    - to receive any dividends as may be declared by the board of directors out of funds legally available for such purpose; and

    - in the event of our liquidation, dissolution, or winding up, to share ratably in all assets remaining after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock.

    All of the outstanding shares of common stock are, and the shares of common stock offered through this prospectus will be, upon issuance and sale, validly issued, fully paid and nonassessable. Holders of our common stock have no preemptive right to subscribe for or purchase additional shares of any class of our capital stock.

PREFERRED STOCK

    The board of directors has the authority, within the limitations stated in our certificate of incorporation, to provide by resolution for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of our common stock and could adversely affect the voting and other rights of the holders of our common stock.

WARRANTS

    In July 1999, we issued warrants to purchase up to 4,000 shares (assuming a public offering price of $7.50 per share) of common stock at the initial public offering price per share in connection with our amended banking agreement. The exercise price and number of shares of common stock that may be issued under the warrants subject to adjustment upon the occurrence of stock splits, stock dividends, reclassifications, reorganizations, consolidations or mergers.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is Continental Stock Transfer and Trust Company, 2 Broadway, New York, New York 10004.

REPORTS TO STOCKHOLDERS

    We have agreed, subject to the sale of the shares of common stock in this offering, that on or before the date of this prospectus we will register our common stock under the provisions of Section 12(g) of the Securities Exchange Act of 1934 and we will use our best efforts to maintain registration. Such registration will require us to comply with periodic reporting, proxy solicitation and certain other requirements of the Securities Exchange Act of 1934.

SHARES ELIGIBLE FOR FUTURE SALE

    Upon the consummation of this offering and assuming no exercise of outstanding options and warrants, we will have 3,500,000 shares of common stock outstanding, of which only the 1,000,000 shares offered hereby will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate," which will be subject to the resale limitations of Rule 144 promulgated under the Securities Act.

    All of the remaining 2,500,000 shares of common stock currently outstanding are "restricted securities" or owned by "affiliates," as those terms are defined in Rule 144, and may not be sold publicly unless they are registered under the Securities Act or are sold pursuant to Rule 144 or another exemption from registration. The 2,500,000 restricted shares will be eligible for sale, without registration, under Rule 144, 90 days following the date of this prospectus. As of May 31, 1999, there were outstanding options to purchase 414,334 shares of common stock. We intend to file a registration statement on Form S-8 under the Securities Act shortly after the completion of the offering to register the shares of common stock subject to outstanding stock options and shares that may be issued under our 1999 stock option plan, which will permit the resale of these shares in the public market without restriction after the lock-up period expires. Sales of a substantial number of shares of common stock after this offering could adversely affect the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.

LOCK-UP AGREEMENT

    Holders of all of the 2,500,000 outstanding shares of common stock and all option holders have agreed for a period of 12 months following the date of this prospectus that, without the representative's prior written consent, they shall not sell or otherwise dispose of any shares of common stock in any public market transaction including pursuant to Rule 144.

RULE 144

    Generally, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of ours or persons whose shares are aggregated with an affiliate, who has owned restricted shares of common stock beneficially for at least one year, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

    - 1% of our then outstanding shares of common stock; or
    - the average weekly trading volume of shares of our common stock during the four calendar weeks preceding such sale.

RULE 144(K)

    A person who is not an affiliate, has not been an affiliate within three months prior to sale, and has beneficially owned the restricted shares for at least two years, is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above.

NO PRIOR MARKET

    Prior to this offering, there has been no market for our common stock and no prediction can be made as to the effect, if any, that market sales of shares of common stock or the availability of such shares for sale will have on the market prices of our common stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.

CHARTER AND BYLAWS PROVISIONS AND DELAWARE ANTI-TAKEOVER STATUTE

    We are subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers. This section prevents Delaware corporations from engaging under certain circumstances, in a "business combination," which includes a merger or sale of more than 10% of the corporation's assets, with any "interested stockholder," or a stockholder who owns 15% or more of the corporation's outstanding voting stock, as well as affiliates and associates of any such persons, for three years following the date such stockholder became an "interested stockholder," unless:

    - the transaction in which such stockholder became an "interested stockholder"
     is approved by the board of directors prior to the date the "interested stockholder" attained such status;

    - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers; or

    - on or after the date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

    Our certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting, and our bylaws eliminate the right of stockholders to call special meetings of stockholders. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors. The authorization of undesignated preferred stock makes it possible for the board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to effect a change in our control. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in our control or management even if doing so would be beneficial to our stockholders.

                                  UNDERWRITING

    We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of common stock indicated in the following table. Gilford Securities Incorporated is the representative of the underwriters.

UNDERWRITERS                                                                 NUMBER OF SHARES
---------------------------------------------------------------------------  -----------------
Gilford Securities Incorporated............................................

                                                                             -----------------
Total......................................................................       1,000,000

    The underwriters are committed to purchase all of the shares of common stock offered by us if any shares are purchased.

    The underwriters will offer the common stock to the public at the price specified on the cover page of this prospectus. The underwriters may allow to
some dealers a concession of not more than $        per share of common stock.
The underwriters also may allow, and any other dealers may re-allow, a
concession of not more than $        per share of common stock to some other
dealers.

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 150,000 shares from us to cover such sales at the initial public offering price less the underwriting discounts and non-accountable expense allowance. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth above.

    We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. We have also agreed to pay to the representative a non-accountable expense allowance equal to three percent of the gross proceeds derived from the sale of the shares of common stock underwritten, $25,000 of which has been paid to date.

    We have applied to list the common stock on the Nasdaq SmallCap Market under the symbol PRFT and on the Boston Stock Exchange under the symbol PRF.

    In connection with this offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq SmallCap Market, in the over-the-counter market or otherwise.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    We, along with our directors, officers and stockholders have agreed with the underwriters not to dispose of or hedge any common stock or securities convertible into or exchangeable or exercisable for shares of common stock during the period from the date of this prospectus continuing through the date 12 months after the date of this prospectus, without the prior written consent of the representative. Our officers and directors and the holders of all of our shares of common stock have agreed that, for 12 months following the effective date of the registration statement, any sales of our securities shall be made through the representative in accordance with its customary brokerage practices either on a principal or agency basis. An appropriate legend shall be marked on the face of the certificates representing all such securities.

    We have agreed to issue and sell to the representative and/or its designees, for nominal consideration, five-year warrants to purchase 100,000 shares of common stock. The representative's warrants are exercisable for a period of four years commencing one year after the date of this prospectus, at a price equal to 120% of the initial public offering price of the common stock. The representative's warrants are restricted from sale, transfer, assignment or hypothecation for a period of 12 months from the date of this prospectus, except to officers of the representative. The representative's warrants contain anti-dilution provisions providing for adjustments of the number of shares of common stock issuable on exercise and the exercise price upon the occurrence of some events, including stock dividends, stock splits, mergers, acquisitions and recapitalization. The representative's warrants grant to the holders of the warrants and to the holders of the underlying securities the right to register the securities underlying the representative's warrants.

    We have an agreement with the underwriters that we will not grant options to purchase our common stock at an exercise price below the fair market value on the date of grant.

    We have agreed that for three years from the effective date of the registration statement, the representative may designate one person for election to our board of directors. In the event that the representative elects not to designate one person for election to the board of directors, then it may designate one person to attend all meetings of the board of directors for a period of five years. We have also agreed to reimburse the representative's designee for all out-of-pocket expenses incurred in connection with the designees' attendance at meetings of the board of directors.


    Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock will be determined by negotiation between us and the representatives. Among the factors to be considered in determining such prices and terms will be the prevailing market conditions, including the history of and the prospects for the industry in which we compete, an assessment of our management, our prospects and our capital structure. The offering price does not necessarily bear any relationship to our assets, results of operations or net worth. An active public market for our common stock may not exist after this offering. You may not be able to resell your shares at or above the initial public offering price.


                                 LEGAL MATTERS

    The validity of the common stock offered hereby will be passed upon for Perficient by Brobeck, Phleger & Harrison LLP, Austin, Texas. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Gibbons, Del Deo, Dolan, Griffinger & Vecchione, New York, New York.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements at December 31, 1997 and 1998, and for the period from September 17, 1997 (Inception) through December 31, 1997 and for the year ended December 31, 1998, as set forth in their report. We've included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to the copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. After the registration statement is declared effective, we will be required to file reports, proxy statements and other information with the SEC. The registration statement, including exhibits and schedules, and any other materials we file with the SEC may be inspected without charge at the SEC's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13(th) Floor, New York, New York 10048 after payment of fees prescribed by the SEC. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that provides online access to reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC's World Wide Web address is HTTP://WWW.SEC.GOV.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                PAGE
                                                                                                                -----
Report of Independent Auditors.............................................................................         F-2

Balance Sheets as of December 31, 1997 and 1998 and as of March 31, 1999 (unaudited).......................         F-3

Statements of Operations for the Period from September 17, 1997 (Inception) through December 31, 1997, the
  Year Ended December 31, 1998 and the Three Months Ended March 31, 1998 (unaudited) and 1999
  (unaudited)..............................................................................................         F-4

Statements of Stockholders' Equity (Deficit) for the Period from September 17, 1997 (Inception) through
  December 31, 1997, the Year Ended December 31, 1998 and the Three Months Ended March 31, 1999
  (unaudited)..............................................................................................         F-5

Statements of Cash Flows for the Period from September 17, 1997 (Inception) through December 31, 1997, the
  Year Ended December 31, 1998 and the Three Months Ended March 31, 1998 (unaudited) and 1999
  (unaudited)..............................................................................................         F-6

Notes to Financial Statements..............................................................................         F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Perficient, Inc.

    We have audited the accompanying balance sheets of Perficient, Inc. (the "Company"), as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity and cash flows for the period from September 17, 1997 (Inception) through December 31, 1997 and for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Perficient, Inc. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the period from September 17, 1997 (Inception) through December 31, 1997 and for the year ended December 31, 1998, in conformity with generally accepted accounting principles.

Ernst & Young LLP

Austin, Texas
May 3, 1999 except for Note
10, as to which the date is
July 1, 1999

                                PERFICIENT, INC.

                                 BALANCE SHEETS

                                                                                  DECEMBER 31,
                                                                             ----------------------
                                                                                1997        1998
                                                                             ----------  ----------   MARCH 31,
                                                                                                         1999
                                                                                                     ------------
                                                                                                     (UNAUDITED)
ASSETS
Current assets:
  Cash.....................................................................  $   20,524  $   22,996  $     96,754
  Accounts receivable......................................................          --     164,961       242,996
  Shareholder receivable...................................................          --          --       250,000
  Other assets.............................................................         911          --           300
                                                                             ----------  ----------  ------------
Total current assets.......................................................      21,435     187,957       590,050

Computer equipment:
  Hardware.................................................................       7,460      46,442        46,442
  Software.................................................................       2,357       6,471         6,471
                                                                             ----------  ----------  ------------
                                                                                  9,817      52,913        52,913
Accumulated depreciation...................................................        (333)    (10,863)      (15,378)
                                                                             ----------  ----------  ------------
Net property and equipment.................................................       9,484      42,050        37,535
Deferred income taxes......................................................       7,012          --            --
                                                                             ----------  ----------  ------------
Total assets...............................................................  $   37,931  $  230,007  $    627,585
                                                                             ----------  ----------  ------------
                                                                             ----------  ----------  ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.........................................................  $       --  $   18,640  $     12,987
  Income tax payable.......................................................          --      19,219         7,081
  Short-term borrowings....................................................          --          --       173,487
  Accrued liabilities......................................................          --      12,639        24,853
                                                                             ----------  ----------  ------------
Total current liabilities..................................................          --      50,498       218,408
Deferred income tax........................................................          --       1,350         1,350
                                                                             ----------  ----------  ------------
Total liabilities..........................................................          --      51,848       219,758

Commitments and contingencies

Stockholders' equity:
  Common Stock, $0.001 par value; 20,000,000 shares authorized; 2,000,000 and 1,000,000 shares issued and outstanding at December 31, 1998 and
    1997, respectively.....................................................       1,000       2,000         2,500
  Additional paid-in capital...............................................      49,000     148,000     1,505,500
  Unearned stock compensation..............................................          --          --      (209,000)
  Retained earnings (deficit)..............................................     (12,069)     28,159      (891,173)
                                                                             ----------  ----------  ------------
Total stockholders' equity.................................................      37,931     178,159       407,827
                                                                             ----------  ----------  ------------
Total liabilities and stockholders' equity.................................  $   37,931  $  230,007  $    627,585
                                                                             ----------  ----------  ------------
                                                                             ----------  ----------  ------------

SEE ACCOMPANYING NOTES.

                                PERFICIENT, INC.

                            STATEMENTS OF OPERATIONS

                                                            PERIOD FROM
                                                           SEPTEMBER 17,
                                                               1997
                                                            (INCEPTION)
                                                              THROUGH       YEAR ENDED
                                                           DECEMBER 31,    DECEMBER 31,
                                                               1997            1998
                                                          ---------------  ------------        THREE MONTHS
                                                                                             ENDED MARCH 31,
                                                                                         ------------------------
                                                                                            1998         1999
                                                                                         -----------  -----------
                                                                                         (UNAUDITED)  (UNAUDITED)
Consulting revenues.....................................    $        --     $  825,800    $  38,971   $   312,323
Cost of consulting revenues.............................             --        400,977       32,433       199,130
                                                          ---------------  ------------  -----------  -----------
Gross margin............................................             --        424,823        6,538       113,193
Selling, general and administrative.....................         19,081        357,014       31,561       133,722
Stock compensation......................................             --             --           --       899,000
Other expense...........................................             --             --           --         4,138
                                                          ---------------  ------------  -----------  -----------
Income (loss) before income tax.........................        (19,081)        67,809      (25,023)     (923,667)
Income tax benefit (expense)............................          7,012        (27,581)       9,258         4,335
                                                          ---------------  ------------  -----------  -----------
Net income (loss).......................................    $   (12,069)    $   40,228    $ (15,765)  $  (919,332)
                                                          ---------------  ------------  -----------  -----------
                                                          ---------------  ------------  -----------  -----------
Net income (loss) per share--basic......................    $     (0.01)    $     0.02    $   (0.02)  $     (0.37)
                                                          ---------------  ------------  -----------  -----------
                                                          ---------------  ------------  -----------  -----------
Net income per shares--diluted..........................    $        --     $     0.02    $      --   $        --
                                                          ---------------  ------------  -----------  -----------
                                                          ---------------  ------------  -----------  -----------

SEE ACCOMPANYING NOTES.

                                PERFICIENT, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                                     COMMON STOCK       ADDITIONAL     UNEARNED      RETAINED      TOTAL
                                                ----------------------    PAID-IN        STOCK       EARNINGS   STOCKHOLDERS'
                                                 SHARES      AMOUNT       CAPITAL    COMPENSATION   (DEFICIT)      EQUITY
                                                ---------  -----------  -----------  -------------  ----------  ------------
Issuance of common stock at inception.........  1,000,000   $   1,000   $    49,000   $        --   $       --   $   50,000
Net loss......................................         --          --            --            --      (12,069)     (12,069)
                                                ---------  -----------  -----------  -------------  ----------  ------------
Balance at December 31, 1997..................  1,000,000       1,000        49,000            --      (12,069)      37,931
  Issuance of common stock....................  1,000,000       1,000        99,000            --           --      100,000
  Net income..................................         --          --            --            --       40,228       40,228
                                                ---------  -----------  -----------  -------------  ----------  ------------
Balance at December 31, 1998..................  2,000,000       2,000       148,000            --       28,159      178,159
                                                ---------  -----------  -----------  -------------  ----------  ------------
  Issuance of common stock (unaudited)........    500,000         500     1,129,500            --           --    1,130,000
  Unearned compensation (unaudited)...........         --          --       228,000      (228,000)          --           --
  Amoritization of unearned compensation
    (unaudited)...............................         --          --            --        19,000           --       19,000
  Net loss (unaudited)........................         --          --            --            --     (919,332)    (919,332)
                                                ---------  -----------  -----------  -------------  ----------  ------------
Balance at March 31, 1999 (unaudited).........  2,500,000   $   2,500   $ 1,505,500   $  (209,000)  $ (891,173)  $  407,827
                                                ---------  -----------  -----------  -------------  ----------  ------------
                                                ---------  -----------  -----------  -------------  ----------  ------------

SEE ACCOMPANYING NOTES.

                                PERFICIENT, INC.

                            STATEMENTS OF CASH FLOWS

                                                             PERIOD FROM
                                                            SEPTEMBER 17,
                                                                1997
                                                             (INCEPTION)
                                                               THROUGH      YEAR ENDED
                                                            DECEMBER 31,   DECEMBER 31,
                                                                1997           1998
                                                            -------------  ------------     THREE MONTHS ENDED
                                                                                                MARCH 31,
                                                                                         ------------------------
                                                                                            1998         1999
                                                                                         -----------  -----------
                                                                                         (UNAUDITED)  (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).........................................   $   (12,069)   $   40,228    $ (15,765)  $  (919,332)
Adjustments to reconcile net income (loss) to net cash
  used in operating activities:
  Depreciation............................................           333        10,530        1,113         4,515
  Non-cash stock compensation.............................            --            --           --       899,000
  Gain from disposal of fixed assets......................            --          (822)          --            --
  Deferred income taxes...................................        (7,012)        8,362       (9,258)           --
  Changes in operating assets and liabilities:
    Accounts receivable...................................            --      (164,961)     (15,405)      (78,035)
    Other assets..........................................          (911)          911          911          (300)
    Accounts payable......................................            --        18,640           --        (5,653)
    Income tax payable....................................            --        19,219           --       (12,138)
    Accrued liabilities...................................            --        12,639        9,914        12,214
                                                            -------------  ------------  -----------  -----------
Net cash used in operating activities.....................       (19,659)      (55,254)     (28,490)      (99,729)

INVESTING ACTIVITIES
Purchase of property and equipment........................        (9,817)      (47,870)      (7,901)           --
Proceeds from disposal of fixed assets....................            --         5,596           --            --
                                                            -------------  ------------  -----------  -----------
Net cash used in investing activities.....................        (9,817)      (42,274)      (7,901)           --

FINANCING ACTIVITIES
Proceeds from line of credit..............................            --        35,000       25,446            --
Payments on line of credit................................            --       (35,000)          --            --
Proceeds from shareholder payable.........................            --            --       15,000            --
Proceeds from short-term borrowings.......................            --            --           --       376,192
Payments on short-term borrowings.........................            --            --           --      (202,705)
Proceeds from stock issuances.............................        50,000       100,000           --            --
                                                            -------------  ------------  -----------  -----------
Net cash provided by financing activities.................        50,000       100,000       40,446       173,487
                                                            -------------  ------------  -----------  -----------
Increase in cash..........................................        20,524         2,472        4,055        73,758
Cash at beginning of year.................................            --        20,524       20,524        22,996
                                                            -------------  ------------  -----------  -----------
Cash at end of year.......................................   $    20,524    $   22,996    $  24,579   $    96,754
                                                            -------------  ------------  -----------  -----------
                                                            -------------  ------------  -----------  -----------

Supplemental noncash financing activities:
  January 12, 1999 issuance of 500,000 shares of common
    stock in exchange for shareholder receivable..........   $        --    $       --    $      --   $   250,000
                                                            -------------  ------------  -----------  -----------
                                                            -------------  ------------  -----------  -----------

SEE ACCOMPANYING NOTES.

                                PERFICIENT, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS OVERVIEW

    Perficient, Inc. (the "Company") works with Internet software companies by providing them a professional services organization to implement and integrate the software products. The Company effectively operates as an internal services organization. The Company was incorporated on September 17, 1997 in Texas. The Company began operations in 1997 and is structured as a "C" corporation. Subsequent to December 31, 1998 the Company reincorporated in Delaware (see Note
10).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

UNAUDITED INTERIM INFORMATION

    The accompanying financial information as of March 31, 1999 and for the three month period then ended has been prepared by the Company without an audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect all adjustments, consisting of normal recurring accruals which are, in the opinion of management, necessary to fairly present such information in accordance with generally accepted accounting principles.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

REVENUE RECOGNITION

    Consulting revenues are comprised of revenues from consulting fees recognized on a time and material basis as performed.

ADVERTISING EXPENSE

    The cost of advertising is expensed as incurred. Advertising cost for the period from September 17, 1997 to December 31, 1997 and for the year ended December 31, 1998 was immaterial to the financial statements.

COMPREHENSIVE INCOME

    In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") 130, REPORTING COMPREHENSIVE INCOME. The Company adopted SFAS 130 during the year ended December 31, 1998. There was no impact to the Company as a result of the adoption of SFAS 130, as there was no difference between net income and comprehensive income.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Depreciation on property and equipment is computed using the straight-line method over the estimated useful lives, which is three years.

                                PERFICIENT, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SEGMENTS

    Effective January 1, 1998, the Company adopted the FASB's SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. The adoption of SFAS 131 did not have a significant effect on the disclosure of segment information as the Company continues to consider its business activities as a single segment.

    The Company has elected to follow Accounting Principles Board ("APB") 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations in accounting for its employees stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the estimated market price of the underlying stock on the date of grant, no compensation expense is recognized.

3. NET INCOME (LOSS) PER SHARE

    The Company follows the provisions of SFAS No. 128, EARNINGS PER SHARE. Basic net income (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the period. Net income per share, assuming dilution, includes the effect of dilutive potential common stock issuable upon exercise of stock options using the treasury stock method.

    Diluted net loss per share has not been presented for the period from September 17, 1997 to December 31, 1997, and for the three months ended March 31, 1998 and 1999, as the effect of the assumed exercise of stock options is antidilutive due to the Company's net loss.

                                PERFICIENT, INC.

3. NET INCOME (LOSS) PER SHARE (CONTINUED)
    Computations of the net income (loss) per share for the period from September 17, 1997 (Inception) through December 31, 1997, the year ended December 31, 1998 and for the three months ended March 31, 1998 and 1999 are as follows:

                                       PERIOD FROM
                                      SEPTEMBER 17,
                                          1997
                                       (INCEPTION)
                                         THROUGH      YEAR ENDED
                                      DECEMBER 31,   DECEMBER 31,
                                          1997           1998
                                      -------------  ------------      THREE MONTHS ENDED
                                                                           MARCH 31,
                                                                   --------------------------
                                                                       1998          1999
                                                                   ------------  ------------
                                                                   (UNAUDITED)   (UNAUDITED)
Numerator:
  Income (loss) from continuing
    operations-- numerator for basic
    earnings per share..............   $   (12,069)   $   40,228   $    (15,765) $   (919,332)

Denominator:
  Denominator for basic earnings per
    share-- weighted-average
    shares..........................     1,000,000     1,750,000      1,000,000     2,500,000
  Effect of dilutive securities:
    Stock options...................            --       124,000             --            --
                                      -------------  ------------  ------------  ------------
  Denominator for diluted earnings
    per share-- adjusted
    weighted-average shares and
    assumed conversions.............            --     1,874,000             --            --
                                      -------------  ------------  ------------  ------------
                                      -------------  ------------  ------------  ------------
Basic earnings per share............   $     (0.01)   $     0.02   $      (0.02) $      (0.37)
                                      -------------  ------------  ------------  ------------
                                      -------------  ------------  ------------  ------------
Diluted earnings per share..........   $        --    $     0.02   $         --  $         --
                                      -------------  ------------  ------------  ------------
                                      -------------  ------------  ------------  ------------

4. CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    Cash and accounts receivable potentially expose the Company to concentrations of credit risk, as defined by SFAS 105, DISCLOSURE OF INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK. Excess cash is placed with highly rated financial institutions. The Company provides credit, in the normal course of business, to its customers. The Company performs ongoing credit evaluations of its customers and maintains allowances for potential credit losses. The Company generally requires certain up-front payments from customers, and customers can be denied access to services in the event of non-payment. One customer accounted for approximately 100% of accounts receivable and 91% of revenues at December 31, 1998 and for the year then ended, respectively.

5. EMPLOYEE BENEFIT PLAN

    During 1998, the Company created a qualified 401(k) profit sharing plan available to full-time employees who meet the plan's eligibility requirements. This defined contribution plan permits

                                PERFICIENT, INC.

5. EMPLOYEE BENEFIT PLAN (CONTINUED)
employees to make contributions up to maximum limits allowed by Internal Revenue Code. The Company, at its discretion, matches a portion of the employee's contribution under a predetermined formula based on the level of contribution and years of vesting services. No contributions were made to the plan during 1998. The Company's related costs for the plan during 1998 was $1,750.

6. STOCK OPTIONS

    Pro forma information regarding net income is required by SFAS 123, ACCOUNTING FOR STOCK BASED COMPENSATION, which also requires that the information be determined as if the Company had accounted for its employee stock options granted under the fair value method prescribed by SFAS 123. The fair value for these options was estimated at the date of grant using the Black-Scholes pricing model with the following weighted-average assumptions:

Risk-free interest rate............................................    6.00%
Dividend yield.....................................................    0.00%
Weighted-average expected life of options..........................   5 years
Expected volatility................................................     .65

    The Company has granted stock options to various employees under the terms of the respective employee agreements. The stock options generally vest over three years. The term of each option is ten years from the date of grant.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma compensation expense and net income (loss) is as follows:

                                                                   PERIOD FROM
                                                                  SEPTEMBER 17,
                                                                     1997 TO      YEAR ENDED
                                                                  DECEMBER 31,   DECEMBER 31,
                                                                      1997           1998
                                                                  -------------  ------------
Pro forma compensation expense..................................   $       123    $    7,266
Pro forma net income (loss).....................................   $   (12,192)   $   32,962
Pro forma earnings per share--basic and diluted.................   $     (0.01)   $     0.02

                                PERFICIENT, INC.

6. STOCK OPTIONS (CONTINUED)
    A summary of changes in common stock options during 1997 and 1998 is as follows:

                                                                                     WEIGHTED-
                                                                       RANGE OF       AVERAGE
                                                                       EXERCISE      EXERCISE
                                                           SHARES       PRICES         PRICE
                                                          ---------  -------------  -----------
Inception of Company, September 17, 1997................         --  $          --   $      --
  Options granted.......................................     80,000    0.05 - 0.60        0.53
  Options exercised.....................................         --             --          --
  Options canceled......................................         --             --          --
                                                          ---------  -------------       -----
Options outstanding December 31, 1997...................     80,000  $ 0.05 - 0.60   $    0.53
                                                          ---------  -------------       -----
                                                          ---------  -------------       -----
Options vested, December 31, 1997.......................        556  $ 0.05 - 0.60   $    0.53
                                                          ---------  -------------       -----
                                                          ---------  -------------       -----
  Options granted.......................................    249,000    0.05 - 0.50        0.40
  Options exercised.....................................         --             --          --
  Options canceled......................................    (56,666)          0.60        0.60
                                                          ---------  -------------       -----
Options outstanding, December 31, 1998..................    272,334  $ 0.05 - 0.60   $    0.40
                                                          ---------  -------------       -----
                                                          ---------  -------------       -----
Options vested, December 31, 1998.......................     50,222  $ 0.05 - 0.60   $    0.38
                                                          ---------  -------------       -----
                                                          ---------  -------------       -----

    Subsequent to year end the company reserved approximately 272,334 of common stock for future issuances in connection with the exercise of stock options.

    At December 31, 1997 and 1998, the weighted-average remaining contractual life of outstanding options was 9.91 years and 9.54 years, respectively. The weighted-average grant-date fair value of options granted during 1997 and 1998 was approximately $0.05 and $0.40 per share, respectively.

7. LINE OF CREDIT

    The Company has a revolving line of credit with Comerica Bank that provides maximum borrowings of $50,000 with interest payable at prime plus 1.0% (8.75% at December 31, 1998). The line is renewable on an annual basis and is guaranteed by the primary stockholder. The Company did not have borrowings against the line as of December 31, 1998.

                                PERFICIENT, INC.

8. INCOME TAXES

    Significant components of the provision for income taxes attributable to continuing operations are as follows:

                                                                             1997       1998
                                                                           ---------  ---------
Current:
  Federal................................................................  $      --  $  17,661
  State..................................................................         --      1,558
                                                                           ---------  ---------
Total current............................................................         --     19,219
                                                                           ---------  ---------

Deferred:
  Federal................................................................     (6,443)     7,684
  State..................................................................       (569)       678
                                                                           ---------  ---------
Total deferred...........................................................     (7,012)     8,362
                                                                           ---------  ---------
                                                                           $  (7,012) $  27,581
                                                                           ---------  ---------
                                                                           ---------  ---------

    Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred taxes as of December 31, 1997 and 1998 are as follows:

                                                                              1997       1998
                                                                            ---------  ---------
Deferred tax liabilities:
  Depreciable assets......................................................  $    (179) $  (6,292)
                                                                            ---------  ---------
Total deferred tax liabilities............................................       (179)    (6,292)
                                                                            ---------  ---------

Deferred tax assets:
  Tax carryforwards.......................................................      7,191         --
  Accrued liabilities and other...........................................         --      4,942
                                                                            ---------  ---------
Total deferred tax assets.................................................      7,191      4,942
Valuation allowance for deferred tax assets...............................         --         --
                                                                            ---------  ---------
Net deferred tax assets...................................................      7,191      4,942
                                                                            ---------  ---------
Net deferred taxes........................................................  $   7,012  $  (1,350)
                                                                            ---------  ---------
                                                                            ---------  ---------

                                PERFICIENT, INC.

8. INCOME TAXES (CONTINUED)
    The Company's provision for income taxes differs from the expected tax expense (benefit) amount computed by applying the statutory federal income tax rate of 34% to income before income taxes as a result of the following:

                                                                             1997       1998
                                                                           ---------  ---------
Tax at statutory rate of 34%.............................................  $  (6,489) $  23,057
State taxes, net of federal benefit......................................       (569)     1,653
Permanent items..........................................................         46      2,288
Other....................................................................         --        583
                                                                           ---------  ---------
                                                                           $  (7,012) $  27,581
                                                                           ---------  ---------
                                                                           ---------  ---------

9. COMMITMENTS AND CONTINGENCIES

    The Company leases equipment under an operating lease that expires in 2000. Future lease commitments are as follows:

1999...............................................................  $  19,414
2000...............................................................     19,355
2001...............................................................      2,717
                                                                     ---------
Total..............................................................  $  41,486
                                                                     ---------
                                                                     ---------

    In addition, the Company has entered into a sublease with a related party for office rent. The agreement is month-to-month. For the years ended December 31, 1997 and 1998, the Company recorded rent expense of $5,995 and $16,707, respectively.

10. SUBSEQUENT EVENTS

    On January 1, 1999, the Company granted 114,000 stock options to certain employees at a grant price of $.50 per share. The shares vest over a three year period. The Company has recorded the difference between the grant price and fair value of the options as unearned compensation. As of March 31, 1999, the Company has recognized $19,000 in compensation expense relating to the vesting of these options.

    On January 12, 1999, the Company issued 500,000 shares of its Common Stock for $250,000 to an existing shareholder in exchange for a shareholder receivable. The Company recognized $880,000 in non-cash compensation in connection with the sale. Subsequent to March 31, 1999 and prior to the issuance of the audited financial statements the shareholder receivable was paid in full.

    On January 12, 1999, the Company entered into an agreement with a bank to factor the Company's accounts receivable with full recourse. Under the contract, the bank shall purchase the accounts receivable under the following terms: 80% of the balance is remitted at the sale date, the rest is remitted upon receipt of the balance due from the customer less finance and administrative fees charged by the bank.

                                PERFICIENT, INC.

10. SUBSEQUENT EVENTS (CONTINUED)
    On May 3, 1999, the Board approved a change in the Company's state of incorporation from Texas to Delaware. In conjunction with this change the Board approved a change in the par value of the common stock from $.01 to $.001 per share; eliminated the Class B Common Stock; authorized 5,000,000 shares of Preferred Stock; and authorized a total of 20,000,000 shares of Common Stock.

    In addition, the Board approved the exchange of one share for every five shares of outstanding stock. The common and Preferred shares authorized above reflect this change. All share and per share information in the financial statements and related notes have been retroactively restated to reflect this exchange and the change in authorized shares and par value.

    Finally, the Board adopted the Perficient, Inc. 1999 Stock Option/Stock Issuance Plan to provide for the grant of incentive and nonqualified stock options to employees, under which 279,666 shares of common stock are reserved for issuance. The exercise price and vesting schedule of each option shall be determined by the Board of Directors. The term of each option shall not exceed 10 years from the date of grant.

    On July 1, 1999, the Company amended its January 12, 1999 factoring agreement with a bank whereby the Company is able to borrow up to $1,000,000 against qualified accounts receivables. The agreement has a one year term and borrowings under the agreement bear interest at the banks' prime rate. In connection with this amendment, the Company issued warrants to the bank to purchase a number of shares equal to $30,000 divided by the initial public offering price at the initial public offering price.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                            ------------------------

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----
Summary...................................................................    3
Summary Financial Information.............................................    4
Risk Factors..............................................................    5
Special Cautionary Note Regarding Forward-Looking Statements..............    8
Use of Proceeds...........................................................    9
Capitalization............................................................   11
We Do Not Intend To Pay Dividends.........................................   11
Dilution..................................................................   12
Selected Financial Data...................................................   13
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   14
Business..................................................................   18
Management................................................................   24
Certain Transactions......................................................   30
Principal Stockholders....................................................   32
Description of Securities.................................................   33
Underwriting..............................................................   36
Legal Matters.............................................................   37
Experts...................................................................   37
Where You Can Find Additional Information.................................   38
Index to Financial Statements.............................................  F-1


                            ------------------------

UNTIL       , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT
BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     [LOGO]

                              1,000,000 SHARES OF
                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               GILFORD SECURITIES
                                  INCORPORATED

                                          , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law provides, in effect, that we may, and in certain cases must, indemnify any person made a party to any action by reason of the fact that he is or was one of Registrant's directors, officers, employees or agents against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to Registrant's best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to Registrant, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

    Article VI of Registrant's certificate of incorporation provides that no director shall be liable to Registrant or Registrant's stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

    Article XI of Registrant's bylaws provide that Registrant shall indemnify, to the fullest extent permitted by Delaware law, any and all of our directors and officers, or former directors and officers, or any person who may have served at Registrant's request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

    Reference is made to Section 7(b) of the Underwriting Agreement filed as
Exhibit 1.1 hereto, pursuant to which the Underwriters have agreed to indemnify officers and directors of Registrant against certain liabilities under the Securities Act.

    Registrant has entered into Indemnity Agreements with each of its directors and officers, a form of which is filed as Exhibit 10.6 to this Registration Statement. Under these agreements, Registrant will be obligated, to the extent permitted by Delaware Law, to indemnify such directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they served as directors or officers or assumed certain responsibilities at Registrant's direction. Registrant has purchased directors and officers liability insurance in order to limit its exposure to liability for indemnification of directors and officers.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee, the Nasdaq SmallCap Market listing fee and the Boston Stock Exchange listing fee.

SEC registration fee..............................................  $   2,824
NASD fee..........................................................      1,516
Nasdaq SmallCap Market listing fee................................      8,500
Boston Stock Exchange listing fee.................................      7,500
Non-accountable expenses fee to be paid to Underwriters'
  Representative..................................................    258,750
Printing and engraving expenses...................................     85,000
Legal fees and expenses...........................................    225,000
Accounting fees and expenses......................................    100,000
Blue sky fees and expenses........................................     45,000
Transfer agent fees...............................................      1,500
Miscellaneous.....................................................     64,410
                                                                    ---------
Total.............................................................  $ 800,000
                                                                    ---------
                                                                    ---------

------------------------

*   To be included by amendment.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    Within the last three years, Registrant made the following sales of its common stock in transactions that were not registered under the Securities Act of 1933:

        (1) On September 17, 1997, Registrant sold 1,000,000 shares to Mr. Menell for $50,000.

        (2) On April 15, 1998, Registrant sold an aggregate of 340,000 shares to Powershift Ventures, LLC and Mr. Lundeen for an aggregate purchase price of $34,000.

        (3) On June 10, 1998, Registrant sold an aggregate of 330,000 shares to Powershift Ventures, LLC and Mr. Lundeen for an aggregate purchase price of $33,000.

        (4) On July 15, 1998, Registrant sold an aggregate of 330,000 shares to Powershift Ventures, LLC and Mr. Lundeen for an aggregate purchase price of $33,000.

        (5) On January 12, 1999, Registrant sold an aggregate of 500,000 shares to Beekman Ventures, Inc.; Thomas H. Walker; Mr. Hinners; David May; Sanford Prater; and Mr. Lundeen, respectively, for an aggregate purchase price of $250,000.

    These sales were conducted in reliance upon exemptions from registration under Section 4(2) of the Securities Act of 1933, as transactions not involving a public offering.

ITEM 27. EXHIBITS.


      1.1+ Form of Underwriting Agreement.
      3.1+ Certificate of Incorporation of Registrant.
      3.2+ Bylaws of Registrant.
      4.1+ Specimen Certificate for shares of common stock.
      4.2+ Representative's Warrant
      5.1+ Opinion of Brobeck, Phleger & Harrison LLP
     10.1+ Sublease Agreement, dated April 1, 1999, between Registrant, as Lessee, and
             Powershift Ventures, LLC, as Lessor.
     10.2+ 1999 Stock Option/Stock Issuance Plan.
     10.3+ Employment Agreement between Registrant and John T. McDonald.
     10.4+ Employment Agreement between Registrant and Bryan R. Menell.
     10.5+ Employment Agreement between Registrant and John A. Hinners.
     10.6+ Form of Indemnity Agreement between Registrant and its directors and officers.
     10.7+ Contractor Service Agreement, dated December 31, 1998, between Registrant and
             Vignette Corporation.
     10.8+ Accounts Receivable Purchase Agreement, dated January 12, 1999, between the
             Registrant and Silicon Valley Financial Services
     10.9+ Accounts Receivable Purchase Modification Agreement, dated July 12, 1999, between
             Registrant and Silicon Valley Bank
    10.10+ Motive Communications, Inc. Consulting Services Subcontract Agreement dated February
             27, 1999
    10.11+ Subcontract Agreement, dated March 15, 1999, between Registrant and Ventix Systems,
             Inc.
    10.12+ Agreement for Subcontracting Services, dated April 23, 1999, between Registrant and
             Interwoven, Inc.
     23.1  Consent of Ernst & Young, L.L.P.
     23.2+ Consent of Brobeck, Phleger & Harrison LLP. Reference is made to Exhibit 5.1.
     24.1+ Power of Attorney.
     27.1+ Financial Data Schedule for the year ended December 31, 1998.


------------------------

+   Previously filed.

ITEM 28. UNDERTAKINGS.

    The Registrant will provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Registrant will:

        1. For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

        2. For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of such securities at that time as the initial BONA FIDE offering of those securities.

    During any period during which a prospectus is required to be delivered with respect to sales of shares under this Registration Statement, (i) if the underwriter agrees to release more than 5% but less than 10% of the shares subject to lock-up agreements (the "Lock-Up Shares") as referenced under "Description of Securities--Lock-Up Agreement" in the Prospectus which constitutes a part of this Registration Statement, then the Registrant will prepare and file a supplement to this prospectus with respect to such fact; and
(ii) if the underwriter agrees to release 10% or more of the Lock-Up Shares, then the Registration Statement will file a post-effective amendment with respect to such fact.

                                   SIGNATURES


    In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Austin, state of Texas, on July 28, 1999.


                                PERFICIENT, INC.

                                By:             /s/ JOHN T. MCDONALD
                                     -----------------------------------------
                                                  John T. McDonald
                                              CHIEF EXECUTIVE OFFICER

    IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES STATED.


             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Chairman of the Board          July 28, 1999
    Steven G. Papermaster

                                Chief Executive Officer
     /s/ JOHN T. MCDONALD         and Director
------------------------------    (principal executive         July 28, 1999
       John T. McDonald           officer)

              *
------------------------------  President and Director         July 28, 1999
       Bryan R. Menell

                                Chief Financial Officer
              *                   and Secretary
------------------------------    (principal financial and     July 28, 1999
       John A. Hinners            accounting officer)

              *
------------------------------  Director                       July 28, 1999
       David S. Lundeen

              *
------------------------------  Director                       July 28, 1999
      Dr. W. Frank King

              *
------------------------------  Director                       July 28, 1999
     Philip J. Rosenbaum


*By:       /s/ JOHN T. MCDONALD
      ------------------------------
             John T. McDonald
             ATTORNEY-IN-FACT